                            ASSET PURCHASE AGREEMENT



                          dated as of December 20, 1996



                                     Between


                             GENERAL CIGAR CO., INC.


                            VILLAZON & COMPANY, INC.


                                       and


                                THE STOCKHOLDERS
                                  (as defined)

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                                TABLE OF CONTENTS

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                                                                            ----
ARTICLE I     PURCHASE AND SALE OF ASSETS

        1.1   Transfer of Assets...........................................  1
        1.2   Assumption of Liabilities....................................  1
        1.3   Excluded Liabilities.........................................  2
        1.4   Purchase Price...............................................  2
        1.5   Issuance of Stockholder Loan Notes...........................  2
        1.6   Closing Date Consolidated Balance Sheets; Post-Closing
                Adjustment.................................................  3

ARTICLE II    REPRESENTATIONS AND WARRANTIES OF SELLER AND
              STOCKHOLDERS

        2.1   Organization of Seller.......................................  5
        2.2   Ownership....................................................  5
        2.3   Capitalization...............................................  6
        2.4   Authorization................................................  6
        2.5   Intellectual Property........................................  7
        2.6   Absence of Certain Changes or Events.........................  9
        2.7   Material Contracts...........................................  9
        2.8   No Conflict or Violation..................................... 11
        2.9   Consents and Approvals....................................... 11
        2.10  Financial Statements......................................... 12
        2.11  Litigation................................................... 12
        2.12  Liabilities.................................................. 12
        2.13  Compliance with Law.......................................... 13
        2.14  No Brokers................................................... 13
        2.15  Labor and Employment Matters................................. 13
        2.16  Transactions with Certain Persons............................ 14
        2.17  Employee Benefits............................................ 14
        2.18  Real Property; Tangible Assets............................... 15
        2.19  Tax Matters.................................................. 17
        2.20  Environmental Compliance..................................... 18
        2.21  Insurance.................................................... 19
        2.22  Performance Bonds and Letters of Credit...................... 19
        2.23  Nature of Business........................................... 20

ARTICLE III   ACTIONS BY SELLER, STOCKHOLDERS AND BUYER PRIOR TO THE
              CLOSING

        3.1   Conduct of Business.......................................... 20
        3.2   Investigation by Buyer....................................... 24
        3.3   Consents and Best Efforts.................................... 24
        3.4   No Continuing Negotiations................................... 24


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                                                                            Page
                                                                            ----
ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF BUYER

        4.1   Organization of Buyer........................................ 25
        4.2   Authorization................................................ 25
        4.3   Consents and Approvals....................................... 25
        4.4   No Brokers................................................... 25
        4.5   No Conflict or Violation..................................... 26
        4.6   Litigation................................................... 26
        4.7   Compliance with Law.......................................... 26
        4.8   Parent's Financial Statements................................ 26
        4.9   Status of Parent............................................. 26

ARTICLE V     CLOSING

        5.1   Closing...................................................... 27
        5.2   Documents to be Delivered.................................... 27

ARTICLE VI    CONDITIONS TO SELLER'S AND STOCKHOLDERS' OBLIGATIONS

        6.1   Representations, Warranties and Covenants.................... 29
        6.2   Consents..................................................... 29
        6.3   No Governmental or Other Proceeding or Litigation............ 29
        6.4   Opinion of Counsel........................................... 29
        6.5   Certificates................................................. 30
        6.6   HSR Act...................................................... 30
        6.7   Employment Agreements........................................ 30
        6.8   Contemporaneous and Contingent Transactions.................. 30
        6.9   Net Worth of Parent.  ....................................... 30
        6.10  Further Payment.............................................. 30

ARTICLE VII   CONDITIONS TO BUYER'S OBLIGATIONS

        7.1   Representations, Warranties and Covenants.................... 31
        7.2   Net Worth.................................................... 31
        7.3   Consents..................................................... 31
        7.4   No Governmental or Other Proceeding or Litigation............ 31
        7.5   Opinion of Counsel........................................... 31
        7.6   The Non-Competition Agreements............................... 31
        7.7   No Material Degradation of Assets............................ 32
        7.8   Stockholder Loan Notes....................................... 32
        7.9    Receipt of Audit Report..................................... 32
        7.10  Employment Agreements........................................ 32
        7.11  Other Divestitures........................................... 32
        7.12  New Jersey Facility Lease.................................... 32


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                                                                            Page
                                                                            ----

        7.13  Contemporaneous and Contingent Transactions.................. 32
        7.14  HSR Act...................................................... 32
        7.15  Multiemployer Plan........................................... 33
        7.16  Certificates................................................. 33

ARTICLE VIII  ACTIONS BY SELLER, STOCKHOLDERS AND BUYER AFTER THE
              CLOSING

        8.1   Books and Records............................................ 33
        8.2   Further Assurances........................................... 33
        8.3   Litigation Support........................................... 33
        8.4   Change of Names of Seller.................................... 34
        8.5   Employees.................................................... 34

ARTICLE IX    RISK OF LOSS

ARTICLE X     INDEMNIFICATION

        10.1  Agreement to Indemnify....................................... 35
        10.2  Survival of Representations, Warranties and Covenants........ 35
        10.3  Claims for Indemnification................................... 36
        10.4  Defense of Claims............................................ 37
        10.5  Offset Rights................................................ 37
        10.6  Limitation on Indemnification................................ 38
        10.7  Responsibility for Products.................................. 39
        10.8  Contribution Towards Expenses................................ 40
        10.9  Further Limitations.......................................... 40

ARTICLE XI    MISCELLANEOUS

        11.1  Termination.................................................. 40
        11.2  Assignment................................................... 41
        11.3  Notices...................................................... 41
        11.4  Choice of Law................................................ 43
        11.5  Entire Agreement; Amendments and Waivers..................... 43
        11.6  Counterparts................................................. 43
        11.7  Invalidity................................................... 44
        11.8  Headings..................................................... 44
        11.9  Expenses..................................................... 44
        11.10 Publicity.................................................... 44
        11.11 Supplemental Schedules....................................... 44

ARTICLE XII   DEFINITIONS

        12.1  Defined Terms................................................ 44


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                                                                            Page
                                                                            ----

  12.2  Other Defined Terms................................................ 54

                                    EXHIBITS

        A-1   Interim Balance Sheet of Seller
        A-2   Interim Balance Sheet of HATSA
        B     Terms of Installment Notes
        C     Terms of Stockholder Loan Notes
        D     Financial Statements
        E     Form of Non-Competition Agreement
        F     Form of Employment Agreement


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                                    SCHEDULES

                               DISCLOSURE SCHEDULE

        Section 2.2     Ownership of Stock
        Section 2.5     Intellectual Property
        Section 2.6     Certain Changes or Events
        Section 2.7     Scheduled Contracts
        Section 2.8     Conflicts or Violations
        Section 2.9     Consents and Approvals
        Section 2.11    Litigation
        Section 2.12    Liabilities
        Section 2.13    Compliance with Law
        Section 2.16    Transactions with Certain Persons
        Section 2.17    Employee Benefits/Matters
        Section 2.18    Real Property
        Section 2.19    Tax Matters
        Section 2.20    Environmental Compliance
        Section 2.21    Insurance
        Section 2.22    Performance Bonds and Letters of Credit

                                 OTHER SCHEDULE

        12      Excluded Assets


                                        v

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                            Asset Purchase Agreement

     This Asset Purchase Agreement dated as of December 20, 1996, among General Cigar Co., Inc., ("General Cigar"), a corporation duly organized and existing under the laws of the State of Delaware (General Cigar is hereinafter sometimes referred to as the "Buyer"), Villazon & Company, Inc. ("Villazon"), a corporation duly organized and existing under the laws of the State of Florida, (Villazon is hereinafter sometimes referred to as the "Seller"), Frank Llaneza ("Mr. Llaneza"), Daniel Blumenthal ("Mr. Blumenthal") and Constantino Gonzalez ("Mr. Gonzalez") (Mr. Llaneza, Mr. Blumenthal and Mr. Gonzalez are hereinafter sometimes collectively referred to as the "Stockholders").

                              W I T N E S S E T H:

     WHEREAS, the defined terms have the meanings ascribed to them in Article XII or as set forth elsewhere in this Agreement.

     WHEREAS, Buyer desires to acquire, and Seller desires to transfer to Buyer, substantially all of the properties and assets of Seller in exchange for the Purchase Price set forth in Article I and the assumption by Buyer of certain of the liabilities and obligations of Seller upon the terms and conditions set forth herein;

     NOW THEREFORE, IT IS AGREED:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

     1.1 Transfer of Assets. Upon the terms and subject to the conditions contained herein, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from Seller, the Assets, free and clear of all Encumbrances.

     1.2 Assumption of Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall assume the following, and only the following, Liabilities of Seller (the "Assumed Liabilities"): Liabilities accrued for on the Interim

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Balance Sheet of Seller attached hereto as Exhibit A-1 (other than Liabilities in respect of Excluded Assets), the Stockholder Loan Notes, Liabilities of Seller incurred between October 31, 1996 and the Closing in the ordinary course of business and in accordance with Section 3.1 and Liabilities under the Scheduled Contracts relating to future performance.

     1.3 Excluded Liabilities. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities, Buyer shall not assume, or otherwise be responsible for, any Liabilities of Seller, whether liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, or at the Closing Date ("Excluded Liabilities").

     1.4 Purchase Price. At the Closing, upon the terms and subject to the conditions set forth herein, in exchange for the sale, transfer, assignment, conveyance and delivery of the Assets, Buyer shall issue to Villazon two promissory notes having substantially the rights set forth in Exhibit B ("Installment Notes") each having a face value of Five Million Dollars ($5,000,000) and shall pay to Seller the aggregate amount of Thirty Eight Million, Four Hundred and Fifty Thousand Dollars ($38,450,000) (the "First Closing Purchase Price"), by wire transfer of immediately available funds to accounts designated by Seller and shall assume the Assumed Liabilities pursuant to this Agreement (including the Stockholder Loan Notes to be issued in accordance with Section 1.5 below). The Purchase Price shall be allocated among the Assets of Seller in the manner required by Section 1060 of the Code and regulations thereunder and shall be agreed upon between the parties, acting commercially reasonably.

     1.5 Issuance of Stockholder Loan Notes. In addition to the Purchase Price, the Stockholders shall be entitled to receive a distribution of the Net Income of Seller for calendar year 1996 and to be repaid all indebtedness of Seller to the Stockholders as reflected on the Interim Balance Sheet of Seller. The indebtedness on the Interim Balance Sheet of Seller is $5,394,043, of which Seller shall repay to the Stockholders the principal amount of approximately $1,025,000, plus accrued but unpaid interest thereon, prior to December 31, 1996 and the balance of approximately $4,370,000 (plus accrued but unpaid interest thereon) shall be added to the undistributed Estimated Net Income described below and shall be exchanged for promissory notes to be issued to the Stockholders as of December 31, 1996, having substantially the features set forth on Exhibit C (the

"Stockholder Loan Notes"). Seller estimates the Net Income of Seller for the calendar year 1996 to be $11,000,000 (the "Estimated Net Income of Seller") of which Seller shall distribute $1,000,000 to the Stockholders prior to December 31, 1996, provided that after such distribution Seller shall have sufficient cash for working capital requirements in the ordinary course of its Business. The balance of the Estimated Net Income of Seller, being $10,000,000, shall be added to the unpaid balance of the stockholder indebtedness of approximately $4,370,000 described above and shall be evidenced by Stockholder Loan Notes with an aggregate face value of $14,370,000. Seller and the Stockholders agree that, except as set forth in this Section 1.5, from October 31, 1996 through the Closing Date, Seller shall not (i) create or pay any additional indebtedness with respect to the Stockholders or (ii) distribute any other cash or other property to the Stockholders with respect to their stock ownership in Seller.

     1.6  Closing Date Consolidated Balance Sheets; Post-Closing Adjustment.

          (a) Buyer and its accountants shall take such steps as shall be necessary to prepare a balance sheet of Seller and a balance sheet of HATSA, each as of December 31, 1996 (the "Closing Date Balance Sheets") and a statement of income of Seller and a statement of income of HATSA, each for the year ending December 31, 1996 (the "1996 Income Statements"). The Closing Date Balance Sheets and the calculation of the Net Worth based on the Closing Date Balance Sheets shall be prepared on a basis consistent with the Interim Balance Sheet of Seller, the Interim Balance Sheet of HATSA and with the Accounting Principles. The 1996 Income Statements and the calculation of the Net Income of Seller and HATSA for the year ending December 31, 1996 based on the 1996 Income Statements shall be prepared in accordance with Accounting Principles.

          (b) The Closing Date Balance Sheets, the calculation of Net Worth based on the Closing Date Balance Sheets, the 1996 Income Statements and the calculation of the Net Income of Seller and HATSA for the year ending December 31, 1996 based on the 1996 Income Statements shall be submitted to Seller on or before the 75th day after the Closing Date. If Seller and the accountants for Buyer do not reach agreement with respect to the Closing Date Balance Sheets and the calculation of Net Worth or the 1996 Income Statements and the calculation of the Net Income of Seller and HATSA for the year ending December 31, 1996 on or before 30 days after the submission to Seller of Buyer's proposed


                                        3

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Closing Date Balance Sheets and 1996 Income Statements and it is apparent that no agreement will be reached, another independent accounting firm of national reputation shall be selected and retained by Seller and Buyer and such firm will make a determination of those matters with respect to which Seller and the accountants for Buyer do not agree, which determination shall be binding on the parties. Such determination shall be made by such other accounting firm on or before the 45th day after such other accounting firm has been notified. The fees of such other accounting firm will be borne 1/2 by Buyer and 1/2 by Seller. Buyer and Seller shall bear the fees and expenses of their respective accountants.

          (c) Net Worth as calculated based upon the Closing Date Balance Sheets shall be final and binding on the parties hereto. If Net Worth as calculated based upon the Closing Date Balance Sheets is less than Four Million, Six Hundred Thirty Five Thousand Dollars ($4,635,000), Seller shall pay such difference to Buyer within 5 Business Days after the date on which the Closing Date Balance Sheets are agreed upon as provided for above (such difference is the "Post-Closing Adjustment"). No payment shall be made if the Post Closing Adjustment is less than One Hundred Thousand Dollars ($100,000).

          (d) Net Income of Seller for the year ending December 31, 1996 as determined based upon the 1996 Income Statement of Seller shall be final and binding on the parties hereto. If Net Income of Seller for the year ending December 31, 1996 is less than the Estimated Net Income of Seller, the Stockholders shall cause Seller to pay Buyer, in cash, within 5 Business Days after the date on which the Net Income of Seller and HATSA for the year ending December 31, 1996 is agreed upon as provided above, an amount equal to any such shortfall. If Net Income of Seller for the year ending December 31, 1996 exceeds the Estimated Net Income, Buyer shall pay to the Seller, in cash, within 5 Business Days after the date on which the Net Income of Seller and HATSA for the year ending December 31, 1996 is agreed upon as provided above, an amount equal to the amount by which the Net Income of Seller for the year ended December 31, 1996 exceeds the Estimated Net Income.

          (e) The "Purchase Price" shall be the First Closing Purchase Price, as adjusted by the Post-Closing Adjustment.


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                                   ARTICLE II

            REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDERS

     Subject to the limitations set forth in Article X, Seller and the Stockholders, jointly and severally, hereby represent and warrant to Buyer as follows:

     2.1 Organization of Seller. Seller is duly incorporated and validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation and has full corporate power to conduct the Business as it is presently being conducted and to own and lease the Assets.

     2.2  Ownership.

          (a) Except as set forth on Disclosure Schedule Section 2.2, the Stockholders own of record and beneficially all of the shares of capital stock of the Seller, free of Encumbrances, including without limitation any agreement, understanding or restriction affecting the transfer, voting rights or other incidents of record or beneficial ownership pertaining to such capital stock. The Stockholders are not a party to any option, warrant, subscription, commitment or any other contract that could require the Stockholders to sell, transfer or otherwise dispose of any capital stock of Seller or any agreement or understanding providing rights of first refusal or similar rights with respect to any capital stock of Seller. Except as set forth on Disclosure Schedule
Section 2.2, the Stockholders are not parties to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of Seller.

          (b) The execution of this Agreement by the Stockholders and the Company satisfies the reuirement of Article I of the Stock Restriction and Retirement Agreement referred to in Disclosure Schedule Section 2.2 and Sellers and the Company acknowledge that such agreement's provisions (including without limitation Article II) are subordinate to the terms and conditions of this Agreement.


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     2.3  Capitalization.

          (a) The authorized capital stock of Seller consists of 10,000 shares of common stock, $50 par value, of which 4,264 shares are issued and outstanding and no shares are held in the treasury of Seller. All of the outstanding capital stock of Seller has been duly authorized, and is validly issued, fully paid and non-assessable. Except as set forth on Disclosure Schedule Section 2.2, there are no outstanding or authorized options, warrants, subscriptions, calls, commitments, preemptive rights, securities convertible into or exchangeable for capital stock, or other rights that could require Seller to issue, sell, or otherwise cause to become outstanding any capital stock, or any agreement or understanding providing rights of first refusal or similar rights with respect to any capital stock of Seller. There are no outstanding or authorized stock appreciation, phantom or similar rights with respect to Seller.

          (b) Disclosure Schedule Section 2.2 correctly sets forth the Stockholders and their respective ownership of Seller.

     2.4  Authorization.

          (a) Seller has the corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and all requisite corporate action has been taken by the Board of Directors of Seller to authorize the execution, delivery, and performance of this Agreement by Seller. This Agreement has been duly executed and delivered by Seller and the Stockholders and, assuming the due authorization, execution and delivery of this Agreement by Buyer is a valid and binding obligation of Seller and the Stockholders, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and except where enforceability is subject to the application of equitable principles or remedies.

          (b) There is no contract, agreement or understanding with any person, firm or corporation which would interfere with the obligations of Seller and Stockholders hereunder.


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          (c) The Stockholders have each approved and adopted this Agreement and have taken all requisite action to approve and consent to this Agreement and the performance of the transactions contemplated hereby.

     2.5  Intellectual Property.

          (a) Disclosure Schedule Section 2.5(a) sets forth a complete and correct list and summary description of all trademarks, tradenames, service marks, service names, brand names, registrations thereof and applications therefor, applicable to or used in the Business (collectively referred to hereinafter as the "Intellectual Property"), together with a complete list of all licenses granted by or to Seller or other agreements with respect to any of the Intellectual Property. The Intellectual Property constitutes all the intellectual property used in the Business other than trade secrets and copyrights, if any. Seller holds no patents.

          (b) The Intellectual Property is valid and subsisting and is enforceable.

          (c) Except as set forth on Disclosure Schedule Section 2.5(c), Seller has sole, full and clear title to the Intellectual Property, free and clear of all claims, liens, encumbrances, mortgages, licenses (either as licensee or licensor), including claims or rights of employees, agents, consultants or other parties involved in the development or creation of such Intellectual Property and no other person or entity has or shall have any claim of ownership with respect to the Intellectual Property whatsoever.

          (d) Except as set forth in any license or other agreements set forth on Disclosure Schedule Section 2.5(d) hereto, the Seller owns and/or has the right and/or license to use, sublicense, assign, modify and transfer the Intellectual Property free and clear of any limitations or encumbrances, and Buyer will own and/or may use all Intellectual Property after the closing of the transaction contemplated hereof to the same extent as the Seller owned and/or used them prior to the sale, without encumbrances of third parties.

          (e) Except as set forth on Disclosure Schedule Section 2.5(e), Seller is not and no officers, stockholders or directors of Seller are currently in receipt of any notice of


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any violation of, and to the Knowledge of Seller or the Stockholders, Seller is
not violating or infringing upon and have not for the last six years violated or infringed, the rights of any other person or entity in any trademark, trade name, service mark, copyright, mask work, trade secret, know-how, patent or other intangible property right or asset, and has not conducted any acts of unfair competition.

          (f) Except as set forth on Disclosure Schedule Section 2.5(f), to the Knowledge of Seller or the Stockholders, no person or entity is infringing any intellectual property rights of Seller with respect to the Intellectual Property.

          (g) Except as set forth on Disclosure Schedule Section 2.5(g), Seller has not during the three years preceding the date of this Agreement been a party to any Proceeding that involved or may involve a claim of infringement by any Person (including any Government Authority) of any intellectual property rights of such Person or a claim of infringement by Seller with respect to the Intellectual Property. Except as set forth on Disclosure Schedule Section 2.5(g), no intellectual property right with respect to the Intellectual Property is subject to any outstanding order, judgement, decree, stipulation or agreement restricting the use thereof by Seller, or restricting the licensing thereof by Seller to any person, and there are no claims, judgments or settlements to be paid out by Seller relating to the Intellectual Property.

          (h) Disclosure Schedule Section 2.5(h) sets forth a list of all license fees, rents, royalties or other charges that Seller is required or obligated to pay with respect to the Intellectual Property. Except as set forth on Disclosure Schedule Section 2.5(h), none of the Intellectual Property has been incorporated into or made a part of any other intellectual property and none of the Intellectual Property is dependent on any other intellectual property in order to freely operate or be utilized in the manner in which it is intended.

          (i) Seller shall keep confidential and not disclose to any third party any trade secrets among the Intellectual Property, except such of said trade secrets as now are or hereinafter become published or otherwise available to the public other than through the direct or indirect actions of Seller; even after any trade secrets become available to the public, Seller shall not disclose, without Buyer's prior written approval, the fact that such trade secrets were furnished to Buyer by the Seller or originated with the Seller. Seller shall advise its employees and other personnel who at any time have access to such trade secrets of the obligations assumed hereunder by Seller.

     2.6 Absence of Certain Changes or Events. Except as set forth on Disclosure Schedule Section 2.6, since June 30, 1996, the Business has been conducted in the ordinary course and there has not been any event, occurrence, state of circumstances or facts or change in Seller or in the Business that has had or that may be reasonably expected to have, either alone or together, a Material Adverse Effect.

     2.7  Material Contracts.

          (a) Disclosure Schedule Section 2.7(a) sets forth a complete list of the following Contracts (collectively, the "Scheduled Contracts"):

          (i) each Contract between Seller and another Person in which the dollar volume of sales or services for products sold to such Person exceeded in 1995, or during the first six months of 1996, One Hundred Thousand Dollars ($100,000);

          (ii) each Contract of Seller that requires payment or incurrence of Liabilities, or the rendering of services or the sale of goods, by Seller, subsequent to the date of this Agreement of more than One Hundred Thousand Dollars ($100,000) or otherwise material to the Business or Assets and not cancelable (without Liability) within 30 days;

          (iii) all Contracts relating to, or evidences of, or guarantees of, or providing security for, Indebtedness for Borrowed Money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any Asset);

          (iv) all license, sale, distribution, commission, marketing, agent, franchise, technical assistance or similar contracts relating to or providing for the marketing and/or sale of the products to which Seller is a party or by which any of them is otherwise bound;


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

          (v) all partnership, joint venture, teaming arrangements or other similar Contracts;

          (vi) all Contracts not made in the ordinary course of business;

          (vii) all employment Contracts and severance agreements, including without limitation Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers, directors or stockholders of Seller or (B) that will result in the payment by, or the creation of any Liability to pay on behalf of Buyer or Seller any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

          (viii) all labor or union Contracts;

          (ix) Contracts containing covenants limiting the freedom of Seller or any officer, director, shareholder or affiliate of Seller, to engage in any line of business or compete with any person;

          (x) Any Contract with the United States, state or local government or any agency or department thereof;

          (xi) Leases of personal property not cancelable (without Liability) within 60 calendar days and having an annual rental exceeding Fifty Thousand Dollars ($50,000); and

          (xii) other Contracts the failure of performance of which could have a Material Adverse Effect.

          (b) The Seller has made true and correct copies of all Contracts required to be disclosed pursuant to Section 2.7(a) above available to Buyer. Except as disclosed in Disclosure Schedule Section 2.7(a), to the Knowledge of Seller or the Stockholders, each Contract is a legal, valid and binding obligation of Seller and each other party thereto, enforceable against each such party thereto in accordance with its terms, and Seller is not and, to the Knowledge of Seller or the Stockholders, no other party thereto, is in material default thereunder. Disclosure Schedule Section 2.7(b) sets forth a description of all oral agreements and understandings which, had they been in writing, would have been required to have been disclosed on Disclosure Schedule Section 2.7(a) other than (i) oral agreements with employees which may be terminated by Seller "at will" with no penalty and (ii) oral agreements for the purchase of tobacco by Seller.

          (c) Disclosure Schedule Section 2.7(c) sets forth a list (by name, address and persons to contact) of the 10 largest customers of the Seller, for the 10-month period ended October 31, 1996 together with the approximate dollar amount of sales to such Persons during said period and a summary description of the products sold.

          (d) Except as set forth on Disclosure Schedule Section 2.7(c), (i) neither Seller nor the Stockholders have Knowledge of any pending or threatened claim of breach of, or default under, any Contract with any Person listed in Disclosure Schedule Section 2.7(c); and (ii) neither Seller nor the Stockholders are, to their Knowledge, aware of any intention on the part of any Person to terminate or materially reduce purchases from or supplies to the Business in a manner that would result in a Material Adverse Effect.

     2.8 No Conflict or Violation. Except as set forth on Disclosure Schedule
Section 2.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) conflict with or result in any breach or default under any term or provision of any Scheduled Contract, or result in or give to any person the right or power to cause the termination or acceleration of any Scheduled Contract or prevent Seller from consummating the transactions contemplated by this Agreement, (b) result in the creation or imposition of any Lien on any of the Assets of Seller,
(c) result in any violation of the provisions of the charter or other organizational document or by-laws of Seller or (d) to the Knowledge of Seller or the Stockholders result in any violation by Seller of any statute, order, rule, regulation, ordinance, code, judgment, writ, injunction, decree or award.

     2.9 Consents and Approvals. Except (a) for the filing of premerger notification reports under the HSR Act and filings under the New Jersey Industrial Site Recovery Act

(which such filings have already been made by the parties), and (b) as set forth on Disclosure Schedule Section 2.9, no Permit from any Governmental Authority or any other Person is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     2.10 Financial Statements.

          (a) Attached hereto as Exhibits A and D are true and complete copies of the Financial Statements.

          (b) The Financial Statements have been prepared in a manner consistent with prior periods, based on the books and records of the Seller and fairly reflect the financial condition, results of operations and statements of cash flow of Seller as of the dates indicated or the periods indicated.

     2.11 Litigation. Except as set forth on Disclosure Schedule Section 2.11,
(i) there are no actions, suits, claims, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by any Governmental Authority or by or against any other Person (collectively, "Proceedings") pending or, to the Knowledge of Seller or the Stockholders, threatened, against or involving Seller or the Business; (ii) there are no Proceedings pending or, to the Knowledge of Seller or the Stockholders, threatened which seek to enjoin or rescind the transactions contemplated by this Agreement; and (iii) there are no existing orders, judgments or decrees of any Governmental Authority naming Seller as an affected party.

     2.12 Liabilities. Except as set forth on Disclosure Schedule Section 2.12, Seller is not liable for, directly or indirectly, any indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, joint, several, joint and several, due or to become due, vested or unvested, executory, determined, determinable, absolute, contingent or otherwise, whether or not required by GAAP to be set forth in a financial statement (each a "Liability" and collectively, "Liabilities") except (i) Liabilities set forth on the Interim Balance Sheet of Seller and (ii) Liabilities incurred since October 31, 1996 in the ordinary course of business that, individually or when combined with all other Liabilities, have not had, do not and will not have a Material Adverse Effect.

     2.13 Compliance with Law. To the Knowledge of Seller and the Stockholders, Seller is and, for the period of the applicable statute of limitations, as extended, has been in compliance in all material respects with all Applicable Laws, except as set forth on Disclosure Schedule Section 2.13.

     2.14 No Brokers. Neither Seller, nor any Stockholder and none of their respective Affiliates or Associates has entered into or will enter into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of Buyer, Seller or any Stockholder to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     2.15 Labor and Employment Matters.

          (a) Except as set forth on Disclosure Schedule Section 2.17, no collective bargaining agreement exists that is binding on Seller and, except as described in Disclosure Schedule Section 2.17, no petition has been filed or Proceedings instituted by an employee or group of employees with any labor relations board seeking recognition of a bargaining representative, nor, to the Knowledge of Seller or the Stockholders, has there been any union organizing effort by any union or group of employees in the last five years at any of the facilities operated by Seller. Disclosure Schedule Section 2.17 describes any organizational effort currently being made or threatened by or on behalf of any labor union to organize any employees of Seller.

          (b) Except as set forth on Disclosure Schedule Section 2.17, (i) there is no labor strike, dispute, slow down or stoppage pending or threatened, against or directly affecting Seller; (ii) no grievance or arbitration Proceeding arising out of or under any collective bargaining agreement is pending, and no claims therefor exist; and (iii) except for routine claims for benefits under the employee benefit plans disclosed in Disclosure Schedule
Section 2.17 neither Seller, the Stockholders, nor any of their Affiliates has received any notice or has any Knowledge of any threatened labor or civil rights dispute, controversy or grievance or any other unfair labor practice, Proceeding or breach of contract claim with respect to claims of, or obligations to, any employee or group of employees of Seller.

          (c) To the Knowledge of Seller and the Stockholders, Seller has complied and is currently complying, in respect of all employees of Seller, with all Applicable Laws respecting employment and employment practices and the protection of the health and safety of employees, from whatever source such law may be derived, including, without limitation, statutes, ordinances, laws, rules, regulations, policies, standards, judicial or administrative precedents, judgments, orders, decrees, awards, citations, licenses, official interpretations and guidelines, except for such instances which are not, in the aggregate, material.

          (d) Disclosure Schedule Section 2.17 sets forth all individuals who are independent contractors of Seller or tobacco brokers for material sales of Seller's products, together with a description of any arrangements with such Persons. Seller has delivered to Buyer true copies of all Contracts with any such Persons.

     2.16 Transactions with Certain Persons.

          Except as set forth on the Disclosure Schedule Section 2.16, no officer or director of Seller nor any Associate of Seller is presently a party to any transaction with Seller (other than employment agreements and salaries, bonuses or benefits for services as officers, directors or employees of Seller) including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of material services by, or the purchase of supplies of material quantities of tobacco or other goods from such Person or an Associate of any such Person, (ii) providing for the rental of material real or personal property, from or to any such Person or an Associate of any such Person, or (iii) otherwise requiring material payments from or to any such Person or an Associate of any such Person.

     2.17 Employee Benefits.

          Disclosure Schedule Section 2.17 is a Culbro Corporation memorandum dated October 24, 1996 which describes employee compensation and employee benefit plans for

Seller's employees working in or out of the Tampa Factory and the New Jersey Facility being, collectively, all of the employees of Seller. The Disclosure Schedule Section 2.17 is true and correct in all material respects and does not omit any material employee compensation or employee benefit information on the subjects covered in Disclosure Schedule Section 2.17.

          Except as set forth on Disclosure Schedule Section 2.17;

          (a) Seller has no ERISA qualified benefit plan;

          (b) Neither Seller nor any ERISA Affiliate is contributing to or has an obligation to contribute to, or has in the last five years contributed to or had an obligation to contribute to, a Multiemployer Plan;

          (c) Seller does not maintain or sponsor any Pension Plan which is qualified under the Section 401(a) of the Code;

          (d) Except as would not result in any material liability of Seller, neither the execution nor delivery of this Agreement or other related agreements by Seller nor the Closing will result in the acceleration or creation of any rights of any Person to any benefits under any employee benefit plan of Seller; and

          (e) As of the date of this Agreement, Seller does not have any post retirement benefit obligations.

     2.18 Real Property; Tangible Assets.

          (a) Disclosure Schedule Section 2.18(a) sets forth a true and complete list of all real property owned by Seller (the "Owned Real Property"), such list setting forth the location and legal description of each parcel of Owned Real Property, the record owner thereof and a brief description of the nature of the activities of Seller on such Owned Real Property. At the Closing, Seller has and will transfer to Buyer good and marketable fee simple title to the manufacturing plant located at 3104 N. Armenia Avenue, Tampa, Florida and all appurtenances thereto (the "Tampa Factory") free and clear of all Encumbrances

(other than Encumbrances to the extent set forth on the title report of the Tampa Factory to be delivered to Buyer and Seller prior to Closing). Seller enjoys peaceful and undisturbed possession of all Owned Real Property.

          (b) Disclosure Schedule Section 2.18(b) sets forth all real property leases and licenses (true copies of each of which have been delivered to Buyer) to which the Seller is a party or by which it is bound or that are used for the conduct of the Business in substantially the same manner as the Business has heretofore been conducted (the "Leased Real Property" and together with the Owned Real Property, the "Real Property"). Except as set forth on Disclosure Schedule Section 2.18(b), there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any Real Property in connection with the Business or any portion thereof or interest in any such property. With respect to such Leases, there exist no defaults by Seller or, to the Knowledge of Seller or the Stockholders, any default or threatened default by any third party thereunder, that has affected or could reasonably be expected to affect the rights and privileges thereunder of Seller and have a Material Adverse Effect. With respect to each Lease of Real Property, Seller has and will transfer to Buyer at the Closing an unencumbered interest in the Leasehold Estate. Seller enjoys peaceful and undisturbed possession of all Leased Real Property.

          (c) Except as set forth on Disclosure Schedule Section 2.18(c), to the Knowledge of Seller and the Stockholders, all material buildings and structures located at the Tampa Factory and the leased facility located at Upper Saddle River, New Jersey (the "New Jersey Facility") are in all material respects structurally sound.

          (d) To the Knowledge of Seller and the Stockholders, except as set forth on Disclosure Schedule Section 2.18(d), with respect to the Tampa Factory or the New Jersey Facility, there exists no applicable restrictive covenant, zoning ordinance, building code, use or occupancy restriction, or any violation of any such ordinance, code or restriction, or any condemnation Proceeding with respect thereto, that will interfere with the use for its current use thereof by Buyer following the Closing.

          (e) Except as disclosed on Disclosure Schedule Section 2.18(e), to the Knowledge of Seller and the Stockholders, none of the material buildings and structures located at the Tampa Factory or the New Jersey Facility nor any appurtenances thereto or equipment thereon, nor the operation or maintenance thereof for its current use, violates any restrictive covenants or encroaches on any property owned by others nor does any building or structure of third parties encroach upon such Real Property. To the Knowledge of Seller or the Stockholders no condemnation Proceeding is pending or threatened, which would preclude or impair the use of the Tampa Factory or the New Jersey Facility for the use for which it is currently being used.

          (f) All appropriate certificates of occupancy and all Permits required for current operations have been or will be obtained, are or will be in full force and effect and will not be violated by this Agreement or the transactions contemplated hereby and will be assigned by Seller to Buyer at the Closing.

          (g) Excluding the Owned Real Property and the Leased Real Property, Seller has and will transfer good and marketable title to the Assets and upon the consummation of the transactions contemplated hereby, Buyer will acquire good and marketable title to all of the Assets, free and clear of any Encumbrances. The Assets include without limitation all assets reflected on the Interim Balance Sheet (other than Excluded Assets) or used for the conduct of the Business. All tangible assets and properties which are part of the Assets and material to the conduct of the Business are in good operating condition and repair and are usable in the ordinary course of business and, to the Knowledge of Seller and the Stockholders, conform in all material respects to all Applicable Laws relating to their construction, use and operation.

     2.19 Tax Matters.

          (a) All returns, statements, reports and forms required to be filed with any Governmental Authority responsible for the imposition of any Tax (a "Taxing Authority") on or before the Closing Date with respect to any Tax of Seller, including any return of an affiliated or combined group that includes Seller (collectively, the "Returns"), have been or will be timely filed, except as set forth on Disclosure Schedule Section 2.19(a).

          (b) Except as set forth on Disclosure Schedule Section 2.19(b), all Taxes of Seller or of any Stockholder theretofore shown as due and payable on the Returns that have been filed have been timely paid.

          (c) There are no liens or encumbrances related to Taxes on any of the assets of Seller (other than for current Taxes not yet due and payable).

          (d) Seller has withheld all Taxes required to have been withheld and paid by it on its behalf in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and such withheld Taxes have either been duly paid to the proper Governmental Authority or set aside in accounts for such purpose.

     2.20 Environmental Compliance.

          (a) Except as set forth on Disclosure Schedule Section 2.20(a) or as would not have a Material Adverse Effect, to the Knowledge of Seller and the Stockholders, Seller has obtained all Permits from all Governmental Authorities, or from any other Person, that are required under any Environmental Law. Disclosure Schedule Section 2.20(a) sets forth all Permits issued under any Environmental Law of Seller relating to Seller or the Business.

          (b) Except as set forth on Disclosure Schedule Section 2.20(b) or as would not have a Material Adverse Effect, to the Knowledge of Seller and the Stockholders, Seller is and has been in compliance since January 1, 1994, with all terms and conditions of all Permits of all Governmental Authorities (and all other Persons) required under all Environmental Laws and used in the Business or that relate to Seller. To the Knowledge of Seller and the Stockholders, Seller is and has been in compliance with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws.

          (c) To the Knowledge of Seller and the Stockholders, except as set forth on Disclosure Schedule Section 2.20(c), there are no present or past events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting Seller or the Business that violate or violated any Environmental Law or may violate any Environmental Law after the Closing or that may give or have given rise to any Environmental Liability, or otherwise form the basis of any claim, action, demand, suit, Proceeding, hearing, study or investigation (i) under any Environmental Law or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any Hazardous Substance.

     2.21 Insurance. Disclosure Schedule Section 2.21 sets forth a list of each insurance policy (respectively, an "Insurance Policy") currently, or to the Knowledge of Seller and the Stockholders (after reasonable investigation, including contact with Seller's insurance brokers), at any time, held by or on behalf of or providing insurance coverage to Seller (or its directors, officers, salespersons, agents or employees) or the Assets, including without limitation any "occurrence based" liability policies regardless of the periods to which they relate. Each Insurance Policy which is designated as a "Current Policy" on Disclosure Schedule Section 2.21 is, and at the Closing Date will be, in full force and effect, without any material amendments or modifications having been made thereto and with all premiums having been paid through the expiration dates specified therein. Seller has not received any written notice of non-renewal or notice of violation in connection with any Current Policy set forth on Disclosure Schedule Section 2.21 or any written notice or request from the insurance company which issued any Current Policy set forth on Disclosure Schedule Section 2.21 or any board of fire underwriters requesting any work or alteration with respect to the Real Property or any personal property owned or used by Seller. Disclosure Schedule Section 2.21 also sets forth for each Current Policy the type of coverage, the name of the insured, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage.

     2.22 Performance Bonds and Letters of Credit. Disclosure Schedule Section
2.22 sets forth all letters of credit and performance bonds to which Seller is a party or under which Seller is obligated relating to the Business. Disclosure Schedule Section 2.22 also sets forth all letters of credit and performance bonds that relate to properties or assets of Seller relating to the Business to which Seller is a party or under which Seller is bound.

     2.23 Nature of Business. Seller has never engaged in the manufacture, sale or distribution of cigarettes. Russell does not engage in the manufacture of cigars.

                                   ARTICLE III

     ACTIONS BY SELLER, STOCKHOLDERS AND BUYER PRIOR TO THE CLOSING

     Seller, the Stockholders and Buyer covenant as follows for the period from the date hereof through the Closing Date:

     3.1 Conduct of Business. From the date hereof until the Closing Date, the Stockholders shall use their commercially reasonable best efforts to cause Seller to conduct the Business in the ordinary course and shall use their commercially reasonable best efforts to cause Seller to preserve intact the business organizations and relationships and goodwill with third parties and keep available the services of the present officers, employees, agents and other personnel of Seller. Without limiting the generality of the foregoing, from the date hereof until the Closing Date:

               (a) except as required by Section 3.1(b) below, the Stockholders will not, without the Buyer's prior consent, permit Seller to or to agree to:

                    (i) purchase or otherwise acquire assets from any other
               Person other than in the ordinary course of business;

                    (ii) sell, assign, lease, license, transfer or otherwise
               dispose of, or mortgage, pledge or encumber (other than with Permitted Liens), any Real Property or amend, terminate or renew any Lease thereof;

                    (iii) subject to clause (ii) above, sell, assign, lease,
               license, transfer or otherwise dispose of, or mortgage, pledge or encumber (other than with Permitted Liens), any of its assets except in the ordinary course of business;

                    (iv) incur any Liability, except indebtedness to
               Stockholders in respect of the 1996 Income of Seller (as described in Section 1.5) or Liabilities incurred in the ordinary course of business;

                    (v) amend or modify in any material respect or terminate any
               Scheduled Contract or any other Contract entered into by Seller after the date hereof which, if in existence on the date hereof, would be required to be set forth on Disclosure Schedule Section 2.7(a) as a Scheduled Contract (each, a "Subsequent Material Contract");

                    (vi) make or commit to make any capital expenditure, or
               group of related capital expenditures, in excess of Fifty Thousand Dollars ($50,000) for Seller other than capital expenditures expressly required under any Scheduled Contract;

                    (vii) create, incur, assume or guarantee any Indebtedness
               for Borrowed Money;

                    (viii) (1) increase the rate or terms of compensation
               payable or to become payable to its directors, officers or employees, (2) pay or agree to pay any pension, retirement allowance or other employee benefit not set forth on Disclosure Schedule Section 2.17, (3) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any of the employee benefit plans set forth on Disclosure Schedule

               Section 2.17 (4) enter into any employment agreement with or for the benefit of any Person (except pursuant hereto), or (5) increase the rate of compensation under or otherwise change the terms of any employment agreement;

                    (ix) make any change in its accounting methods or in the
               manner of keeping its books and records (except as requested by Buyer); or

                    (x) issue or commit to issue any shares of capital stock or obligations or securities convertible into or exchangeable for capital stock.

               (b) The Stockholders will use commercially reasonable best efforts to cause Seller to:

                    (i) (1) maintain the Assets in the ordinary course of
               business in good operating order and condition, reasonable wear and tear, damage by fire and other casualty excepted, (2) promptly repair, restore or replace any Assets in the ordinary course of business and (3) upon any damage, destruction or loss to any of the Assets, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such Assets before such event;

                    (ii) use commercially reasonable best efforts to comply in all material respects with all material Applicable Laws;

                    (iii) use its commercially reasonable best efforts to
               obtain, prior to the Closing Date, all Required Consents;

                    (iv) use its commercially reasonable best efforts to take
               all actions necessary to be in compliance with all material respects with, and to maintain the effectiveness of, all Permits;

                    (v) file on a timely basis (taking into account all
               applicable extensions) all Returns which relate to Seller or its operations;

                    (vi) notify the Buyer in writing of any action, event,
               condition or circumstance, or group of actions, events, conditions or circumstances that results in, or could reasonably be expected to result in, a Material Adverse Effect, other than changes in general economic or industry-related conditions, such notification to be provided to the Buyer promptly after the occurrence of any such action, event, condition or circumstances, or group thereof;

                    (vii) notify the Buyer in writing of the commencement of any
               Proceeding by or against Seller or of becoming aware of any threat, claim, action, suit, inquiry, proceeding, notice of violation, demand letter, subpoena, government audit or disallowance that could reasonably be expected to result in a Proceeding, such notification to be provided to the Buyer promptly after such commencement or Seller becoming aware thereof;

                    (viii) notify the Buyer in writing of the occurrence of any breach of Seller of any representation or warranty, or any covenant or agreement, contained in this Agreement, promptly after Seller becomes aware of any such breach;

                    (ix) pay accounts payable and pursue collection of its
               accounts receivable in the ordinary course of business; and

                    (x) cause Seller to maintain its status as a corporation
               qualified under Sub Chapter S of the Code.

     3.2 Investigation by Buyer. From the date hereof until the Closing Date, Seller shall provide to Buyer's Representatives during regular business hours reasonable access to the business, officers, properties, books and records of (or relating to) Seller, as Buyer reasonably deems necessary or advisable. Seller will furnish to Buyer's Representatives such financial and operating data and other information relating to Seller as Buyer may reasonably request and will instruct the directors, officers, key employees, counsel, auditors and financial advisors of Seller to cooperate with Buyer's Representatives in their investigation of Seller.

     3.3 Consents and Best Efforts. Buyer and Seller will each furnish all information as may be required by any state regulatory agency properly asserting jurisdiction or by the Federal Trade Commission and the United States Department of Justice under the HSR Act in order that the requisite approvals of the transactions contemplated hereby, be obtained or to cause any applicable waiting periods to expire.

     3.4 No Continuing Negotiations. Until the earlier of the Closing or the termination of this Agreement pursuant hereto, neither the Stockholders, nor Seller nor any Affiliate, Associate or Representative of any of the foregoing, shall initiate, solicit or entertain any proposals or offers from any Person relating to, or enter into or participate in any negotiations with, or enter into any agreement or understanding with, or provide any confidential information to (including, without limitation, by way of furnishing any non-public information concerning, or afford any access to, the business, offices, properties or assets, or the books, records, officers, directors, employees, agents or Representatives of the Stockholders or Seller), any Person in connection with the sale of any shares of capital stock or other securities of Seller or of all or substantially all of the assets of Seller (or any interest therein), or any investment in Seller or any merger, consolidation or other similar transaction involving Seller (each of the foregoing is referred to as a "Third Party Transaction"). If the Stockholders or Seller shall receive any written proposal regarding a Third Party Transaction, the Stockholders or Seller, as the case may be, shall within three Business Days notify Buyer of such proposal regarding a Third Party Transaction and shall, in any such notice to Buyer, indicate in reasonable detail the identity of the offeror and the general terms of such proposal. No information of any nature shall be furnished to any Person other than Representatives of Buyer during such period with respect to Affiliates of Seller.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller and the Stockholders as follows:

     4.1 Organization of Buyer. Buyer is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware and has full corporate power to conduct its business as it is presently being conducted and to own and lease its properties.

     4.2 Authorization. Buyer has the corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and all requisite corporate action has been taken by the Board of Directors of Buyer to authorize the execution, delivery and performance of this Agreement by Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming the due execution of this Agreement by Seller and the Stockholders, is a valid and binding obligation of Buyer except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and except where enforceability is subject to the application of equitable principles or remedies.

     4.3 Consents and Approvals. No consent, approval or authorization of any governmental or regulatory authority or any other Person is required to be made or obtained by Buyer or any of its Affiliates in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby other than any filings required under the HSR Act or the New Jersey Industrial Site Recovery Act.

     4.4 No Brokers. Neither Buyer nor any Affiliate of Buyer has entered into or will enter into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of Seller or Buyer to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

     4.5 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a violation of or a conflict with any provision of the charter or bylaws of Buyer, (b) a breach of, or a default under, any term or provision of any contract or agreement to which Buyer is a party, which breach or default would prevent Buyer from consummating the transactions contemplated hereby or
(c) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would prevent Buyer from consummating the transactions contemplated hereby.

     4.6 Litigation. (i) There are no Proceedings pending or, to the Knowledge of Buyer, threatened, against or involving Buyer which seek to enjoin or rescind the transactions contemplated by this Agreement; and (ii) there are no existing orders, judgments or decrees of any Governmental Authority naming Buyer as an affected party which would, in either case, prevent Buyer from performing its obligations under this Agreement.

     4.7 Compliance with Law. To its Knowledge, Buyer is and, for the period of the applicable statute of limitations, as extended, has been in compliance in all material respects with all Applicable Laws, except where non-compliance would not prevent Buyer from performing its obligations under this Agreement.

     4.8 Parent's Financial Statements. At least ten (10) days prior to the Closing Date, Buyer shall deliver to Seller Parent's Financial Statements, which shall be prepared in a manner consistent with prior periods, based on the books and records of Parent and shall fairly reflect the consolidated financial condition, consolidated results of operations and statements of consolidated cash flow of Parent, including Buyer, as of the dates indicated or the periods indicated.

     4.9 Status of Parent. The Parent is a recently-incorporated wholly-owned subsidiary of Culbro Corporation. Immediately prior to the proposed initial public offering of common stock of Parent, it will hold all of the common stock of Buyer. Parent will be the entity that will issue common stock in the initial public offering.

                                    ARTICLE V

                                     CLOSING

     5.1 Closing. The closing of the transactions contemplated herein (the "Closing") shall be held at 9:00 a.m. local time on the Closing Date at the offices of Latham & Watkins, 885 Third Avenue, New York, New York 10022, or at such other place and time as the parties may agree. Buyer, Seller and the Stockholders agree that, subject to the terms and conditions of this Agreement, each of Buyer, Seller and the Stockholders shall use its reasonable best efforts to cause the Closing to occur on January 15, 1997 or as promptly thereafter as practicable.

     5.2 Documents to be Delivered.

          (a) At the Closing, Seller and the Stockholders (as applicable) will deliver the following to Buyer:

               (i) one or more deeds, in form and substance satisfactory to Buyer and is counsel, conveying good and marketable fee simple title to all Owned Real Property included in the Assets to Buyer or its designee;

               (ii) one or more bills of sale, in form and substance satisfactory to Buyer and its counsel, conveying in the aggregate all of Seller's owned personal property included in the Assets;

               (iii) assignments of Leases in form and substance satisfactory to Buyer and its counsel;

               (iv) the Required Consents and assignments of Contract Rights, each in form and substance satisfactory to Buyer and its counsel;

               (v) assignments of Intellectual Property (including an assignment of all of Seller's rights, title and interest in the trademarks set forth on Disclosure Schedule

Section 2.5(a), and all variations thereof) each in form and substance satisfactory to Buyer and its counsel, in recordable form to the extent necessary to assign such rights;

               (vi) all cash and cash equivalents of the Business;

               (vii) the non-competition agreements Seller and Russell in substantially the form attached hereto as Exhibit E (the "Non-Competition Agreements");

               (viii) the employment agreements with the Stockholders with an annual salary of $250,000 in the case of Mr. Llaneza and Mr. Blumenthal and $200,000 in the case of Mr. Gonzalez as shall be reasonably agreed between the relevant Stockholder and Buyer and otherwise substantially in the form attached hereto as Exhibit F (the "Employment Agreements") The Employment Agreements shall contain terms setting forth the duties of the Stockholders and termination provisions as agreed by them prior to the Closing;

               (ix) a lease on terms to be reasonably agreed between the parties and at market rent on an "arm's length" basis of the New Jersey Facility; and

               (x) such other instruments as shall be requested by Buyer to vest in Buyer title in and to the Assets in accordance with the provisions hereof.

          (b) At the Closing, Buyer will deliver the following to Seller:

               (i) an instrument of assumption in form and substance satisfactory to Seller and its counsel, evidencing Buyer's assumption, pursuant to Section 1.2, of the Assumed Liabilities (the "Instrument of Assumption");

               (ii) the First Closing Purchase Price (including the Installment Notes representing part thereof);

               (iii) the Stockholder Loan Notes;

               (iv) counterparts of the Non-Competition Agreement;

               (v) counterparts of the Employment Agreements; and

               (vi) a counterpart of the lease of the New Jersey Facility.

                                   ARTICLE VI

              CONDITIONS TO SELLER'S AND STOCKHOLDERS' OBLIGATIONS

     The obligations of Seller and the Stockholders to consummate the transaction contemplated hereby on the Closing Date are subject, in the discretion of Seller and the Stockholders, to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

     6.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Buyer shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date.

     6.2 Consents. All consents, approvals and waivers from Governmental Authorities and other parties necessary to permit Seller to consummate the transactions contemplated hereby shall have been obtained.

     6.3 No Governmental or Other Proceeding or Litigation. No Proceeding by any Governmental Authority or other Person shall be pending or threatened which (i) questions the validity or legality of the transactions contemplated hereby, or
(ii) could reasonably be expected to cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

     6.4 Opinion of Counsel. Buyer shall have delivered to Seller and Stockholders an opinion or opinions of counsel to Buyer, on terms reasonably acceptable to Seller and the Stockholders.

     6.5 Certificates. Buyer shall have delivered to Seller and the Stockholders such certificates of Buyer signed by its officers to evidence compliance with the conditions set forth in this Article VI as may be reasonably requested by Seller and the Stockholders.

     6.6 HSR Act. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired or otherwise been terminated.

     6.7 Employment Agreements. Buyer shall have delivered the Employment Agreements to the Stockholders, duly executed.

     6.8 Contemporaneous and Contingent Transactions. The closing of the purchase by Buyer of the outstanding capital stock of HATSA pursuant to the HATSA Agreement is contingent upon and shall occur concurrently with the Closing. Except insofar as the closing of the HATSA Agreement is contingent upon the Closing, the Closing is contingent upon and shall occur concurrently with the closing of the purchase by Buyer of the outstanding capital stock of HATSA pursuant to the HATSA Agreement.

     6.9 Net Worth of Parent. Buyer shall have delivered to Seller the Parent Financial Statements showing a consolidated net worth (excluding the Assets) of Parent on a pro forma basis of not less than $70,000,000 as at August 31, 1996.

     6.10 Further Payment. Buyer and Messrs. Blumenthal and Llaneza and Mr. John Oliva shall, prior to the Closing, enter into a tax reimbursement agreement providing for reimbursement by Buyer of certain taxes payable by such individuals provided that the maximum payment thereunder shall be $2,000,000 and in any event payment of such sum by Buyer shall satisfy this condition.

                                   ARTICLE VII

                        CONDITIONS TO BUYER'S OBLIGATIONS

     The obligations of Buyer to consummate the transactions contemplated hereby are subject, in the discretion of Buyer, to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

     7.1 Representations, Warranties and Covenants. All representations and warranties of Seller and the Stockholders contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date and Seller and the Stockholders shall have performed in all material respects all agreements and covenants required hereby to be performed by Seller and the Stockholders prior to or at the Closing Date. There shall be delivered to Buyer certificates to the foregoing effect.

     7.2 Net Worth. Net Worth as at the Closing shall be at least $4,635,000.

     7.3 Consents. All Required Consents from Governmental Authorities and the Required Consents from other necessary parties shall have been obtained.

     7.4 No Governmental or Other Proceeding or Litigation. No Proceeding by any Governmental Authority or other Person shall be pending or threatened which (i) questions the validity or legality of the transactions contemplated hereby, (ii) could reasonably be expected to have a Material Adverse Effect, or (iii) could reasonably be expected to cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

     7.5 Opinion of Counsel. Seller and the Stockholders shall have delivered to Buyer an opinion or opinions of counsel for Seller and the Stockholders, reasonably acceptable to Buyer.

     7.6 The Non-Competition Agreements. The Non-competition Agreements shall have been duly authorized, executed and delivered by each of the parties thereto.

     7.7 No Material Degradation of Assets. Since the date of this Agreement, there shall have been no change in condition of the Assets except for such changes which, in the aggregate, have not had and will not have a Material Adverse Effect.

     7.8 Stockholder Loan Notes. The Stockholders shall have exchanged all indebtedness owed to them by Seller for the Stockholder Loan Notes in accordance with Section 1.5;

     7.9 Receipt of Audit Report. Buyer shall have received the report of its independent public accountants in form satisfactory to file a Form S1 Registration Statement under the Securities Act of 1933, as amended, which report shall confirm that the Financial Statements were prepared in accordance with Accounting Principles and were complete and correct.

     7.10 Employment Agreements. The Stockholders shall have delivered the Employment Agreements to Buyer, duly executed.

     7.11 Other Divestitures. The Stockholders and all Associates thereof shall have divested all their respective interests in Nicaragua American Tobacco, S.A. to John E. Oliva and/or J.R. Tobacco or its Associates.

     7.12 New Jersey Facility Lease. Glordiane Realty, a New Jersey general partnership, shall deliver the lease of the New Jersey Facility to Buyer, duly executed.

     7.13 Contemporaneous and Contingent Transactions. The closing of the purchase by Buyer of the outstanding capital stock of HATSA pursuant to the HATSA Agreement shall occur concurrently with the Closing. Except insofar as the closing of the HATSA Agreement is contingent upon the Closing, the Closing is contingent upon and shall occur concurrently with the closing of the purchase by Buyer of the outstanding capital stock of HATSA pursuant to the HATSA Agreement.

     7.14 HSR Act. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired or otherwise been terminated.

     7.15 Multiemployer Plan. Buyer shall have received an accounting of the financial condition of the union-sponsored multiemployer pension plan to which Seller contributes which shall be satisfactory to Buyer, in its discretion.

     7.16 Certificates. Seller shall furnish Buyer with such certificates of Seller signed by its officers to evidence compliance with the conditions set forth in this Article VII and stating that Seller is not a foreign person pursuant to section 1445(b)(2) of the Code as may be reasonably requested by Buyer.

                                  ARTICLE VIII

           ACTIONS BY SELLER, STOCKHOLDERS AND BUYER AFTER THE CLOSING

     8.1 Books and Records. Seller, the Stockholders and Buyer agree that for a period of five (5) years after the Closing Date, each party (at its expense) shall have the right to inspect and to make copies of any books, records and files relating to the business, properties, assets or operations of Seller, to the extent that they pertain to the operations of Seller prior to the Closing Date and remain in existence and available, at any time during business hours for any proper purpose.

     8.2 Further Assurances. On and after the Closing Date, Seller, the Stockholders and Buyer will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including without limitation, putting Buyer in possession and operating control of the Business.

     8.3 Litigation Support. In the event and for so long as any party hereto or their respective successors or assigns is contesting or defending against any Proceeding in connection with (i) any transaction contemplated by this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, the other party or parties hereto, Seller and the Stockholders (and their respective successors and assigns) will cooperate with such party or Seller and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary, in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification thereof under this Agreement).

     8.4 Change of Names of Seller. Immediately following the Closing, Seller and the Stockholders shall take all necessary action to cause the name of Seller to be changed to a name specified in writing delivered to the Buyer at least 10 days prior to the Closing. Following the Closing, neither Seller nor the Stockholders shall have any rights to the name "Villazon" or any variant thereof or any trademark, service mark, trade dress, logo or trade name owned or used by them (including the names "Villazon," "Danby-Palicio" or "Villco") or any names similar thereto.

     8.5 Employees. Buyer agrees to use its best efforts to enter into mutually acceptable employment agreements with certain employees of Seller located in the Tampa Factory and the New Jersey Facility.

                                   ARTICLE IX

                                  RISK OF LOSS

     From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Assets shall be borne by Seller, and thereafter shall be borne by Buyer. If any portion of the Assets is destroyed or damaged by fire or any other cause on or prior to the Closing Date, other than use, wear or loss in the ordinary course of business, Seller shall give written notice to Buyer as soon as practicable after, but in any event within five (5) calendar days of, discovery of such damage or destruction, the amount of insurance, if any, covering such Assets and the amount, if any, which Seller is otherwise entitled to receive as a consequence. Prior to the Closing, Buyer shall have the option, which shall be exercised by written notice to Seller within ten (10) calendar days after receipt of Seller's notice or if there is not ten (10) calendar days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (a) accepting such Assets in their destroyed or damaged condition in which event Buyer shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss and the full Purchase Price shall be paid, (b) excluding such Assets from this Agreement, in which event the Purchase Price shall be reduced by the reasonable value allocated to such Assets, as mutually agreed between the parties or (c) terminating this Agreement in accordance with Section 11.1. If Buyer accepts such Assets, then after the Closing, any insurance or other proceeds shall belong, and shall be assigned to, Buyer; otherwise, such insurance proceeds shall belong to Seller.

                                    ARTICLE X

                                 INDEMNIFICATION

     10.1 Agreement to Indemnify.

          (a) Buyer and each Affiliate of Buyer, (Buyer and each such Affiliate is a "Buyer Indemnitee") shall be indemnified and held harmless to the extent set forth in this Article X (including Section 10.9) by Seller and the Stockholders, jointly and severally (but subject to Section 10.9) in respect of any and all Losses in connection with, arising out of, or as a result of any inaccuracy or misrepresentation in or breach of any representation, warranty, covenant or agreement made in this Agreement by Seller or any Stockholder.

          (b) Seller and Stockholders and each Affiliate thereof (Seller, Stockholders and each such Affiliate is a "Seller Indemnitee") shall be indemnified and held harmless to the extent set forth in this Article X by Buyer in respect of any and all Losses in connection with, arising out of, or as a result of: (i) any inaccuracy or misrepresentation in or breach of any representation, warranty, covenant or agreement made in this Agreement by Buyer or (ii) payment by Seller or Stockholders of any Assumed Liability or any other Liability of Buyer incurred after the Closing Date.

     10.2 Survival of Representations, Warranties and Covenants.

          (a) Except as hereinafter provided in this Section 10.2 or in Section
10.7 and 10.8, all representations, warranties, covenants, agreements and obligations of each of

Buyer, Seller and the Stockholders (each, an "Indemnifying Party") contained herein and all claims of any Buyer Indemnitee or Seller Indemnitee (each, an "Indemnitee") in respect of any breach of any representation, warranty, covenant, agreement or obligation of any Indemnifying Party contained in this Agreement, shall survive the Closing and shall expire two years after the Closing Date.

          (b) Each of the following representations, warranties, covenants, agreements and obligations of Seller and Stockholders as Indemnifying Parties shall survive the Closing Date until the expiration of thirty (30) days following any applicable statute of limitations, including extensions thereof:
(i) the inaccuracy or misrepresentation in or breach of any representation, warranty, covenant or agreement made by Seller or any Stockholder any time in this Agreement arising out of fraud, or willful misconduct; (ii) any inaccuracy or misrepresentation in or breach of any representation or warranty made in any representation as to Taxes regardless of whether or not such inaccuracy or misrepresentation or breach arises out of fraud, gross negligence or willful misconduct; and (iii) the breach or failure to perform by Seller or any Stockholder after the Closing Date of any of the covenants, agreements or obligations of Seller or the Stockholders contained in this Agreement.

          (c) The termination of the representations and warranties provided herein shall not affect the rights of any Buyer Indemnitee or Seller Indemnitee (as applicable) in respect of any claim for indemnity made by such Indemnitee in a writing received by the Indemnifying Party prior to the expiration of the applicable survival period provided herein.

     10.3 Claims for Indemnification. If any Buyer Indemnitee or Seller Indemnitee (as applicable) shall believe that such Indemnitee is entitled to indemnification pursuant to this Article X in respect of any Losses, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that such failure adversely affects the right of the Indemnifying Parties to assert any reasonable defense to such claim. Each such claim for indemnity shall expressly state that the Indemnifying Party shall have only the twenty
(20) Business Day period referred to in
the next sentence to dispute or deny such claim. The Indemnifying Party shall have twenty (20) Business Days following its receipt of such notice either (y) to acquiesce in such claim by giving such Indemnitee written notice of such acquiescence or (z) to object to the claim by giving such Indemnitee written notice of the objection. If the Indemnifying Party does not object thereto within such twenty (20) Business Day period, such Indemnitee shall be entitled to be indemnified for all Losses reasonably incurred by such Indemnitee in respect of such claim.

     10.4 Defense of Claims. In connection with any claim which may give rise to indemnity under this Article X resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto, the Indemnifying Party may (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice to the relevant Indemnitee, assume the defense of any such claim or Proceeding if the Indemnifying Party with respect to such claim or Proceeding acknowledges in writing to the Indemnitee the Indemnitee's right to indemnity pursuant hereto in respect of the entirety of such claim (as such claim may have been modified through written agreement of the Indemnitee(s) and the Indemnifying Party) and provide assurances, satisfactory to such Indemnitee, that the Indemnifying Party will be financially able to satisfy such claim in full if such claim or Proceeding is decided adversely. If the Indemnifying Party assumes the defense of any such claim or Proceeding, the Indemnifying Party shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof.

     10.5 Offset Rights. Anything in this Agreement to the contrary notwithstanding, Buyer may withhold and set off against the Installment Notes, any amount as to which Buyer reasonably believes Seller or any Stockholder is obligated to indemnify any Buyer Indemnitee pursuant to this Article X. With respect to any amount as to which Buyer claims a right of set-off hereunder (a "Set-Off Amount"), Buyer shall be entitled to cease making payments to the holders of the Installment Notes to the extent of the Set-Off Amount hereunder upon commencement of such indemnification claim and shall instead pay when due any such amounts due under such Installment Notes to an escrow account or as otherwise directed by a court of competent jurisdiction until such time as the parties have agreed, or a court of competent jurisdiction has determined, the amount of the

Stockholders' or Seller's indemnification obligations hereunder. The escrow agent shall be selected by Buyer and shall be reasonably satisfactory to the Stockholders. The escrow account shall be established on terms such that Payments may only be made from such escrow account in accordance with an order of a court of competent jurisdiction or upon the joint authority of the Stockholders and Buyer. Each party shall execute and deliver to the other parties such documentation acknowledging their obligations under this Section
10.5 as the other parties shall reasonably require.

     10.6 Limitation on Indemnification. The indemnification obligations of Seller, the Stockholders and Buyer pursuant to Sections 10.1(a) and 10.7(c) hereof and Section 9.1(a) of the HATSA Agreement or Section 10.1(b)(i) hereof and Section 9.1(b) of the HATSA Agreement (as applicable) shall not be effective until the aggregate dollar amount of all Losses which would otherwise be indemnifiable pursuant to Sections 10.1(a) and 10.7(c) hereof and Section 9.1(a) of the HATSA Agreement or Section 10.1(b)(i) hereof and Section 9.1(b) of the HATSA Agreement, as the case may be, exceeds Two Hundred Fifty Thousand Dollars ($250,000) and then such indemnification obligation shall apply only to Losses in excess of $250,000, provided, however, that any trade payable of Seller incurred in the ordinary course of business but not reflected on the Closing Date Balance Sheet and which, had it been so reflected, would not have reduced the Net Worth below $4,635,000, shall not be treated as a Loss for the purpose of this Section 10.6. The indemnification obligations pursuant to Sections 10.1(a) and 10.7(c) hereof and Section 9.1(a) of the HATSA Agreement shall be limited to an aggregate amount of Five Million Dollars ($5,000,000) and the indemnification obligations set forth in Section 10.1(b)(i) hereof and Section 9.1(b) of the HATSA Agreement shall be limited to an aggregate amount of Five Million Dollars ($5,000,000). The limitations on the indemnification obligations, as set forth in this Section 10.6, shall not apply to (i) any breach of a representation or warranty which arises as a result of fraud or failure to close the transactions the subject of this Agreement(except pursuant to the terms of this Agreement) by the Indemnifying Party, or (ii) for any breach of the representations and warranties set forth in Sections 2.1, 2.2., 2.3, 2.4, 2.14, the second sentence of Section 2.18(a), the fourth sentence of
Section 2.18(b), the first two sentences of Section 2.18(g), Sections 2.19, 2.23, 4.1, 4.2 or 4.4; or (iii) the indemnification obligations set forth in
Section 10.7, other than Section 10.7(c).

     10.7 Responsibility for Products.

          (a) Any claim against Seller alleging adverse health effects from smoking cigars manufactured or distributed by Seller at any time that is initiated after the Closing Date shall be defended by Buyer and Buyer shall indemnify and hold harmless Seller and the Stockholders from all expenses (subject to Section 10.8 below) and liabilities with respect thereto notwithstanding the fact that the Person alleged to have incurred such adverse effects is alleged to have used such products prior to the Closing Date.

          (b) The obligations of Buyer, Seller and the Stockholders set forth in this Section 10.7 may be undertaken on their behalf by their respective insurance carriers (or carriers) and/or counsel selected by such carriers provided that such undertaking does not diminish the indemnity, obligation to pay or any other right otherwise afforded the other parties hereby.

          (c) Section 10.7(a) relates only to claims made generally with respect to any alleged adverse health effects from smoking cigars, and does not relate to claims which relate to specific product defects, such as staleness, foreign objects, manufacturing deficiencies (including improper or adulterated ingredients or additives) or the like (such claims being, collectively, "Excluded Claims"). Subject to Section 10.6, Seller and the Stockholders shall defend, indemnify and hold all Buyer Indemnitees harmless from all Losses with respect to Excluded Claims initiated against any Buyer Indemnitee that are related to any products manufactured by Seller at any time prior to Closing.

          (d) Buyer, Seller and the Stockholders agree that the provisions of this Section 10.7 are exclusively for the benefit of the parties hereto and shall be treated as confidential information and not disclosed to any third party (other than counsel and insurance carriers directly involved in any action) without the previous written consent of the other party unless so ordered by the order of a court of competent jurisdiction.

          (e) Indemnification claims pursuant to Section 10.7 shall survive the Closing indefinitely.

     10.8 Contribution Towards Expenses. If, within five years of the Closing Date, Buyer shall become a party to any Proceedings relating to any cigars manufactured or sold by the Seller, the Stockholders hereby agree, jointly and severally, to reimburse the Buyer for half of the costs and expenses (including, without limitation, legal expenses and experts fees) incurred by the Buyer in connection with such Proceedings up to a maximum aggregate reimbursement of One Million Dollars ($1,000,000); provided that such reimbursement obligation shall not be applied toward the $5,000,000 indemnity limitation or the $250,000 deductible amount set forth in Section 10.6.

     10.9 Further Limitations. Notwithstanding anything else to the contrary in this Agreement:

          (a) Mr. Llaneza and Mr. Blumenthal shall each be liable (jointly and severally) for 100% of the indemnification obligations of Seller and the Stockholders hereunder (including obligations to contribute towards expenses, as set forth in Section 10.8). Notwithstanding anything else to the contrary in this Agreement, the liability of Mr. Gonzalez to indemnify any Buyer Indemnitee under this Agreement (or to contribute towards expenses, as set forth in Section 10.8) shall be limited to seven and one half percent (7.5%) of any Losses indemnified against hereunder. Buyer hereby agrees to take commercially reasonable steps to pursue any claim hereunder against both Mr. Llaneza and Mr. Blumenthal.

          (b) The representations and warranties set forth in Section 2.2 of the Agreement shall be given by each Stockholder severally and not jointly.

                                   ARTICLE XI

                                  MISCELLANEOUS

     11.1 Termination. This Agreement may be terminated at any time prior to the
Closing:

          (a) by mutual written agreement of Buyer and Seller; or

          (b) by Buyer or Seller, if the Closing shall not have occurred prior to February 1, 1997 (the "Termination Date", as extended as provided below); provided that (i) if the date of execution of this Agreement is after December 13, 1996, such Termination Date shall be extended to a date 45 days following the date hereof and (ii) if the applicable waiting period, including any extensions thereof, under the HSR Act shall not have expired by such date, then the Termination Date shall be extended to a date 5 Business Days following expiration of any such applicable waiting period.

          Time shall be of the essence in this Agreement. In the event of termination of this Agreement as provided in this Section 11.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (i) as set forth in Sections 11.9 and 11.10 of this Agreement and (ii) that nothing herein shall relieve any party from liability for any wilful breach hereof. No party shall have a right to terminate this Agreement if the Closing shall not have occurred because of a breach by such party of its obligations hereunder.

     11.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller without the prior written consent of Buyer, or by Buyer (other than to the Parent) without the prior written consent of Seller. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.

     11.3 Notices. Unless otherwise provided herein, any notice, request, instruction or other documents to be given hereunder by any party to the others shall be in writing and effective when delivered in person or by courier (with a receipt obtained therefor), telegraphed, telexed or by facsimile transmission, if a facsimile number is set forth in respect of such party below, (with an executed copy mailed as described below), or effective on the date receipt is acknowledged when mailed by certified mail, postage prepaid, return receipt requested, as follows:

     If to Buyer:         General Cigar Co., Inc.
                          c/o Culbro Corporation
                          387 Park Avenue South

                          New York, New York 10016-8899
                          Attention: A. Ross Wollen, Esq.
                          Senior Vice President and General Counsel
                          Facsimile No.: (212) 561-8791

     With a copy to:      Latham & Watkins
                          885 Third Avenue
                          New York, New York 10027
                          Attention: Frederick M. Danziger, Esq.
                          Facsimile No.: (212) 751-4864

     If to Seller:        Villazon & Company, Inc.
                          3104 N. Armenia Avenue
                          Tampa, Florida 33607
                          Attention: Frank Llaneza
                          Facsimile (813) 878 2446

     With a copy to:      Fowler, White, Gillen, Boggs, Villareal
                                and Banker, PA
                          501 East Kennedy Boulevard (Suite 1700)
                          Tampa, Florida 33601
                          Attention: Mark T. Tate, Jr., Esq.
                          Facsimile (813) 229-8313

     and to:              Braverman & Lester
                          374 Main Street
                          Hackensack, NJ 07601
                          Attention:  Gordon Braverman
                          Facsimile:  (201) 487-4026

     If to Stockholders:  Daniel Blumenthal
                          80 Chestnut Ridge Road
                          Saddle River, New Jersey 07453

                          Frank Llaneza
                          5122 San Jose Street
                          Tampa, Florida 33629

                          Constantino Gonzalez
                          2702 Aileen Street
                          Tampa, Florida 33607

     With a copy to:      Fowler, White, Gillen, Boggs, Villareal
                                  and Banker, PA
                          501 East Kennedy Boulevard (Suite 1700)
                          Tampa, Florida 33601
                          Attention: Mark T. Tate, Jr., Esq.
                          Facsimile (813) 229-8313

     and to:              Braverman & Lester
                          374 Main Street
                          Hackensack, NJ 07601
                          Attention:  Gordon Braverman
                          Facsimile:  (201) 487-4026

or to such other place and with such other copies as any party may designate as to itself by written notice to the others.

     11.4 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal laws of the State of New York, without regard to the conflict of law principles thereof except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

     11.5 Entire Agreement; Amendments and Waivers. This Agreement together with the Confidentiality Agreements, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior or contemporaneous agreements, understanding, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     11.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect after Closing, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     11.8 Headings. The headings of the articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     11.9 Expenses. Seller, the Stockholders and Buyer shall each be liable for their own costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement. Buyer shall be responsible for payment of sales tax or other similar taxes imposed as a result of the sale of the Assets.

     11.10 Publicity. The parties agree to notify each other prior to issuing any press release or making any public statement regarding the transactions contemplated hereby, and will attempt to obtain the reasonable approval of the other parties prior to making such release or statement, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the Closing Date.

     11.11 Supplemental Schedules. The Seller may provide and/or supplement the schedules required hereby until December 31, 1996; provided, however, that any material disclosures made after the date hereof shall constitute a condition to Buyer's obligation to close under Article VII.

                                   ARTICLE XII

                                   DEFINITIONS

     12.1 Defined Terms. As used herein, the terms below shall have the following meanings:

     "Accounting Principles" means GAAP applied on a consistent basis with the past practice of Seller and HATSA (as applicable); provided that FASB 52 relating to currency translations shall not be observed or reflected with respect to HATSA.

     "Affiliate" shall mean a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Person specified.

     "Agreement" shall mean this Asset Purchase Agreement, together with the Disclosure Schedule and all exhibits referenced herein.

     "Annual Financial Statements" shall mean the balance sheet as of December 31, 1995 and December 31, 1994 of Seller and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1995 and December 31, 1994 of Seller prepared in accordance with the Accounting Principles.

     "Applicable Law or Laws" shall mean, with respect to any Person, any domestic, foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree or other requirement, all as in effect as of the Closing, of any Governmental Authority (including any Environmental Law) applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates).

     "Assets" shall mean all of the right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal and constituting, or used or useful in connection with, or related to, the Business owned by Seller or in which Seller has any interest, including without limitation all of Seller's right, title and interest in the following:

          (a) all accounts and notes receivable (whether current or noncurrent), refunds, deposits, prepayments or prepaid expenses (including without limitation any prepaid insurance premiums) of Seller;

          (b) all cash and cash equivalents held by Seller;

          (c) all Contract Rights;

          (d) all Leases;

          (e) all Owned Real Property;

          (f) all Leasehold Estates;

          (g) all Leasehold Improvements;

          (h) all fixtures and equipment;

          (i) all inventory;

          (j) all books and records;

          (k) all Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;

          (l) all Permits;

          (m) all computers and software;

          (n) all Insurance Policies;

          (o) all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to the Business;

          (p) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to Seller pertaining to the Business or affecting the Assets, to the extent such warranties, representations and guarantees are assignable;

          (q) all deposits and prepaid expenses of Seller;

          (r) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by Seller on or prior to the Closing Date; and

          (s) all assets reflected on the Interim Balance Sheet.

          Notwithstanding anything to the contrary in this Agreement, the Assets shall not include any Excluded Assets.

     "Associate" shall mean, when used to indicate a relationship with any Person, (a) any other Person of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities issued by such other Person, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse who has the same home as such Person or who is a director or officer of such Person or any Affiliate thereof.

     "Business" shall mean the business as currently conducted by Seller, including without limitation the business of manufacturing and marketing cigars and associated products.

     "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

     "Closing Date" shall mean January 15, 1997 or, if later, the fifth Business Day following the date on which all conditions set forth in Article VI and VII hereof shall have been satisfied or waived, provided however that the Closing shall be deemed effective as of 12.01 a.m. New York City time on January 1, 1997.

     "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

     "Confidentiality Agreements" shall mean the confidentiality agreements between Culbro Corporation and Villazon dated August 26, 1996 and October 14, 1996.

     "Contract" shall mean any written agreement, understanding, arrangement, contract, note, loan, evidence of indebtedness, purchase, order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which Seller is a party or is bound and which relates to the Business or the Assets.

     "Contract Rights" shall mean all of Seller's rights and obligations under the Contracts listed on Disclosure Schedule Section 2.7 and under any Contracts not so listed which Buyer, in its sole discretion, elects to accept and assume.

     "Disclosure Schedule" shall mean a schedule attached hereto and delivered by Seller to Buyer which sets forth exceptions to the representations and warranties contained herein and other provisions of this Agreement.

     "Encumbrance" shall mean, with respect to any asset, any Lien, adverse claim, easement, right of way, zoning or building restriction, or any other right of others or other adverse interest of any kind, including without limitation any lease, chattel mortgage, conditional sales contract, collateral security arrangement and other title or interest retention arrangement, with the exception of Permitted Liens.

     "Environmental Laws" shall mean all Applicable Laws relating to the protection of human health or the environment including, without limitation: (i) all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land; (ii) all requirements relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transports or handling of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature; and (iii) the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act and all requirements promulgated pursuant to any of these or analogous state or local statutes.

     "Environmental Liabilities" shall mean all Liabilities of a Person (whether such Liabilities are owed by such Person to Governmental Authorities, third parties or otherwise) whether currently in existence or arising hereafter which arise under or relate to any Environmental Law.

     "ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, Seller as defined in Section 414(b), (c), (m) or (o) of the Code, or under "common control" with Seller, within the meaning of Section 4001(b)(1) of ERISA.

     "Excluded Assets" shall mean those assets and properties of Seller set forth on Schedule 12.

     "Financial Statements" shall mean the Annual Financial Statements and the Interim Financial Statements.

     "GAAP" shall mean generally accepted accounting principles in the United States as in effect on the date hereof.

     "Governmental Authority" shall mean any foreign, domestic, federal, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

     "HATSA" shall mean Honduras American Tabaco S.A. de C.V.

     "HATSA Agreement" shall mean the stock purchase agreement among Buyer, HATSA, Mr. Blumenthal and Mr. Llaneza.

     "Hazardous Substances" shall mean any substance or material: (i) the presence of which requires remediation under any Environmental Law; or (ii) the generation, storage, treatment, transportation, disposal, remediation, removal, handling or management of which is regulated by any Environmental Law; or (iii) that is defined as a "hazardous waste" or "hazardous substance" under any Environmental Law; or (iv) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated under any Environmental Law; or (v) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols
(PCBs) or asbestos.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all applicable regulations promulgated thereunder.

     "Indebtedness for Borrowed Money" of any Person shall mean, at any date, without duplication, (i) any obligation of such Person for borrowed money, properly recordable under generally accepted accounting principles as a liability on the financial statements of such Person, (ii) all obligations of such Person, properly recordable under GAAP as a liability on the financial statements of such Person, evidenced by bonds, debentures, notes, or other similar instruments, (iii) all Indebtedness for Borrowed Money (as defined in clauses (i) and (ii) above) of others secured by a lien on any asset of such Person, whether or not such Indebtedness for Borrowed Money is assumed by such Person provided that leases for automobiles shall not be so included, and (iv) all Indebtedness for Borrowed Money (as defined in clauses (i) and (ii) above) of others guaranteed by such Person.

     "Insurance Policies" shall mean the insurance policies related to the Assets listed on Disclosure Schedule Section 2.21.

     "Interim Balance Sheet of HATSA" shall mean the balance sheet prepared by Price Waterhouse LLP of HATSA as of October 31, 1996 attached hereto as Exhibit A-2.

     "Interim Financial Statements" shall mean the unaudited balance sheet as of October 31, 1996 of the Seller attached hereto as Exhibit A-1 (the "Interim Balance Sheet of Seller") and the related statement of operations, stockholders' equity and cash flows for the period ended October 31, 1996 of Seller.

     "Knowledge" shall mean, with respect to any Person, the knowledge of such Person (after reasonable inquiry), if an individual, or if the knowledge of Seller, the knowledge of each or any of Mr. Llaneza, Mr. Blumenthal, Mr. Gonzalez, Agnes McKee, Rob Hudson, Frank Perez, Sherwin Seltzer, Ms. Mones and Ms. Llaneza-Jones.

     "Leasehold Estates" shall mean all of Seller's rights and obligations as Lessee under the Leases

     "Leasehold Improvements" shall mean all leasehold improvements situated in or on the Leased Real Property and owned by Seller.

     "Leases" shall mean all of the existing Leases or licenses of real or personal property of Seller set forth on Disclosure Schedule Section 2.7 or 2.18, and leases with respect to personal property of Seller which are not required to be set forth on Disclosure Schedule 2.7.

     "Lien" shall mean with respect to any Asset, any mortgage, title defect or objection, lien, pledge, option, security interest or hypothecation, restriction, encumbrance or charge of any kind in respect of such asset.

     "Losses" shall mean, in respect of any obligation to indemnify any Person pursuant to Article X of this Agreement, any and all actual losses, damages, liabilities, obligations, judgments, settlements, awards, and offsets which the Indemnified Party may suffer or incur

(together, "Damages"), and reasonable out-of-pocket costs, expenses and attorneys' fees relating to Damages (including any such reasonable costs, expenses and attorneys' fees incurred in enforcing such right of indemnification against any Indemnifying Party or with respect to any appeal) plus interest on such out-of-pocket costs, expenses and attorneys' fees at the interest rate set forth in the Stockholder Loan Notes, from the date paid by the Indemnitee until the date on which the indemnity payment for such out-of-pocket costs, expenses and attorneys' fees is received, and penalties, fines or punitive or exemplary damages, if any.

     "Material Adverse Effect" shall mean a material adverse effect on the financial condition, results of operations, business or assets of Seller taken as a whole.

     "Multiemployer Plan" shall mean any "multiemployer plan," as defined in
Section 4001(a)(3) or Section (3)(37) of ERISA, (A) which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which Seller or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of Seller or any ERISA Affiliate (with respect to their relationship with such entities)

     "Net Income" shall mean the net income of the relevant entity for the period specified, determined in accordance with Accounting Principles, as set forth on the income statement(s) of such entity for such period.

     "Net Worth" shall mean the aggregate of the net worth of HATSA as set forth on the HATSA Closing Date Balance Sheet plus the Assets less the Assumed Liabilities of the Seller as set forth on the Seller's Closing Date Balance Sheet, determined in accordance with the Accounting Principles; provided however that (i) the Stockholder Loan Notes shall be included in the calculation of Net Worth, valued at their face amount; (ii) no Asset shall be revalued such that its book value is increased as compared with the Interim Financial Statements;
(iii) no Excluded Asset or Excluded Liability shall be included in the calculation of Net Worth, and (iv) all indebtedness of HATSA to its stockholders under the promissory notes to be issued pursuant to Section 1.3 of the HATSA Agreement shall be included in the calculation of Net Worth.

     "Parent" shall mean General Cigar Holdings, Inc.

     "Parent's Financial Statements" shall mean the audited consolidated balance sheet as of December 2, 1995 and December 1, 1994 of Parent and the related statements of operations, stockholders' equity and cash flows for the years ended December 2, 1995 and December 1, 1994 of Parent prepared on a consolidated basis in accordance with GAAP together with the unaudited consolidated pro forma balance sheet of Parent as of August 31, 1996 and the related unaudited pro forma statement of operations, stockholders' equity and cash flows for the eight months ended August 31, 1996 of the Parent, prepared on a consolidated basis.

     "Pension Plan" shall mean any "employee pension benefit plan" as defined in
Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which Seller or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of Seller or any ERISA Affiliate (with respect to their relationship with such entities).

     "Person" shall mean an individual, a partnership, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof or any other entity.

     "Permits" shall mean all licenses, permits, orders, consents, approvals, registrations, authorization, qualifications and filings with and under all federal, state or local laws and governmental or regulatory bodies and all industry or other nongovernmental self-regulatory organization, necessary or desirable for the past or present conduct of, or relating to the operation of, the Business.

     "Permitted Liens" shall mean (i) mechanics, materialmen's and similar Liens with respect to any amounts incurred in the ordinary course of business which are either not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) Liens for Taxes not yet due and payable or Liens for Taxes (A) which are being contested in good faith through appropriate proceedings and (B) and for which adequate reserves have been established in accordance with GAAP, (iii) Liens securing rental payments under capital lease agreements, (iv) easements, covenants, conditions and other restrictions on Owned Real Property that do not materially interfere with the present uses of such real property.

     "Representative" shall mean any officer, director, principal, attorney, accountants, auditor, agent, employee, financial advisors or other representative.

     "Required Consents" shall mean the consents so designated on the Disclosure Schedule.

     "Russell" shall mean James B. Russell, Inc.

     "Tax" shall mean all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by a Governmental Authority responsible for the imposition of any such tax but excluding any real or personal property taxes.

     12.2 Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

     Terms                         Section
     -----                         -------

Assumed Liabilities                1.2
Buyer                              Recitals
Buyer Indemnitee                   10.1(a)
Closing                            5.1
Closing Date Balance Sheets        1.6(a)
Damages                            12.1 "Losses"

Employment Agreements              5.2(a)
Estimated Net Income of Seller     1.5
Excluded Claims                    10.7(c)
Excluded Liabilities               1.3
First Closing Purchase Price       1.4
General Cigar                      Recital
Indemnifying Party                 10.2(a)
Indemnitee                         10.2(a)
Installment Notes                  1.4
Instrument of Assumption           5.2(b)
Insurance Policy                   2.21
Intellectual Property              2.5(a)
Interim Balance Sheet of Seller    12.1 "Interim Financial Statements"
Leased Real Property               2.18(b)
Liability; Liabilities             2.12
Mr. Blumenthal                     Recitals
Mr. Gonzalez                       Recitals
Mr. Llaneza                        Recitals
New Jersey Facility                2.18(c)
1996 Income Statements             1.6(a)
Non Competition Agreements         5.2(a)
Owned Real Property                2.18
Post-Closing Adjustment            1.6(c)
Proceedings                        2.11
Purchase Price                     1.6(e)
Real Property                      2.18(b)
Returns                            2.19(a)
Scheduled Contracts                2.7(a)
Seller Indemnitee                  10.1(b)
Seller                             Recitals
Set-Off Amount                     10.5
Stockholder Loan Notes             1.5
Stockholders                       Recitals
Subsequent Material Contract       3.1(a)

Tampa Factory                      2.18(a)
Taxing Authority                   2.19
Termination Date                   11.1(b)
Third Party Transaction            3.4
Villazon                           Recitals

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the date and year first above written.

GENERAL CIGAR CO., INC.                VILLAZON & COMPANY, INC.


By: /s/ A. ROSS WOLLEN                 By: /s/ DANIEL BLUMENTHAL
    --------------------------             ---------------------------------
     Secretery                             Daniel Blumenthal, Chairman
     A. Ross Wollen



                                       STOCKHOLDERS


                                       Frank Llaneza



                                       /s/ FRANK LLANEZA
                                       ---------------------------------


                                       Daniel Blumenthal



                                       /s/ DANIEL BLUMENTHAL
                                       ---------------------------------


                                       Constantino Gonzalez



                                       /s/ CONSTANTINO GONZALEZ
                                       ---------------------------------
ah/apa

                                   EXHIBIT A-1


         See pages F-26 through F-37 of the S-1 Registration Statement filed on December 24, 1996.

                                   EXHIBIT A-2

         See pages F-38 through F-45 of the S-1 Registration Statement filed on December 24, 1996.

HONDURAS AMERICAN TABACO S.A.                             AGREED NET         FASB52
                                                          INCOME OF          ADJUSTED
BALANCE SHEETS                                            HATSA ON 10/31/96
                                                          WITHOUT FASB52

                                                Balance       Balance        Balance
                                                 as of         as of          as of
                                                10.31.96      10.31.96       10.31.96
                                                ----------    ----------     ----------
                                                Lps.          US$            US$
ASSETS
Current Assets
Cash and banks                                   7,318,971       580,917        579,423          1,494
Receivable                                       1,376,065       109,220        110,712         (1,492)
Related parties receivable                      16,225,276     1,287,823      1,287,823             (0)
Inventories                                     49,152,991     3,901,341      4,296,294       (394,953)
Prepaid expenses                                   596,853        47,373         47,365              8
Other current assets                                                                  0              0
                                                ----------    ----------     ----------     ----------
Total current assets                            74,670,156     5,926,673      6,321,617       (394,944)

Property, plant and equipment, net               5,357,796       425,256        561,381       (136,125)
Other assets                                        12,000           952          6,000         (5,048)
                                                ----------    ----------     ----------     ----------
Total assets                                    80,039,952     6,352,881      6,888,998       (536,117)
                                                ==========    ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable                                         0             0              0              0
Accrued liabilities                              7,690,518       610,407        602,400          8,007
Affiliates payable                               1,288,089       102,237        102,237              0
Dividends                                        4,724,128       374,961        374,960              1
Taxes payable                                      862,747        68,477         68,477              0
                                                ----------    ----------     ----------     ----------
Total current liabilities                       14,565,482     1,156,082      1,148,074          8,008

Stockholders' Equity
Common stock                                    10,000,000       793,714      2,105,328     (1,311,614)
Retained earnings                               55,474,470     4,403,085      3,635,596        767,489
                                                ----------    ----------     ----------     ----------
Total stockholders' equity                      65,474,470     5,196,799      5,740,924       (544,125)
                                                ----------    ----------     ----------
Total liabilities and stockholders' equity      80,039,952     6,352,881      6,888,998
                                                ==========    ==========     ==========

HONDURAS AMERICAN TABACO S.A.

Statement of Operations and Retained Earnings

                                              October 31,     October 31,     October 31,
                                              1996            1996            1996
                                              -------------   -------------   -------------
                                              L.              US$             US$
                                                                              (10 months)
Net sales and other revenue                    119,406,470      10,293,661      10,197,501         96,160
                                               -----------      ----------      ----------
Cost and expenses
Cost of goods sold                              71,428,588       6,157,663       6,754,968       (597,305)
Selling, general and administrative expenses     2,508,406         216,242         210,444          5,798
                                               -----------      ----------      ----------
Operating profit                                45,469,175       3,919,757       3,232,089
Other income (expense)                            (391,722)        (33,769)        (35,490)         1,721
                                               -----------      ----------      ----------
                                                45,077,454       3,885,987       3,196,599
Translation gain (loss)                          1,409,054                         (54,643)        54,643
                                               -----------      ----------      ----------
Net income applicable to common shareholders    46,486,508       3,885,987       3,141,956        744,031

Retained earnings - beginning of year           30,901,175                       2,344,829

                                    EXHIBIT B

                           Terms of Installment Notes

Principal Amount:       $10,000,000 divided into two notes of $5,000,000 each

Interest Rate:          Prime plus 0.5%, adjusted semi-annually

Interest payments:      Quarterly in arrears

Issuer:                 Buyer or General Cigar Holdings, Inc.

Ranking: Subordinated to all Indebtedness for Borrowed Money of issuer

Transfer by Holder:     Non-assignable by Holder except as to $5,000,000 to
                        Daniel Blumenthal and $5,000,000 to Frank Llaneza

Transfer by Issuer:     Assignable to General Cigar Holdings, Inc. without the
                        prior consent of the Holder and otherwise with the prior consent of Holder, not to be unreasonably withheld

Security:               Unsecured; cross acceleration to principal Indebtedness
                        for Borrowed Money of issuer

Maturity:               The earlier to occur of (i) death of holder, (ii) 5
                        years from the Closing Date, (iii) cross acceleration as provided above, (iv) bankruptcy of issuer and (v) other events to be agreed payable within 90 days, provided, however, that if the initial public offering of the Parent's common stock has not taken place, payment need not be made until 15 months after the Closing Date.

Principal Payments:     None until maturity

Offset Rights:          As provided in Section 10.5 of the Agreement

Financial               Statements Buyer to deliver copies of financial
                        statements to Holder and other documents as they are made available generally to Shareholders.

Guaranty:               Obligations to be guaranteed by entity owning Assets, if
                        not the issuer.

Other customary provisions to be agreed.

                                    EXHIBIT C

                         Terms of Stockholder Loan Notes

Principal Amount:       To be determined in accordance with Sections 1.5 and 1.6
                        of the Agreement

Interest Rate:          Prime plus 0.5%

Interest Payments:      On maturity only

Issuer:                 Villazon

Ranking:                Subordinated to all Indebtedness for Borrowed Money of
                        Buyer

Transfer by Holder:     Non-assignable by Holder

Transfer by Issuer:     Transferrable to Buyer without restriction. Otherwise
                        same restrictions as for Installment Note.

Security:               Unsecured

Maturity:               the earlier to occur of the 30th day following the
                        consummation of an initial public offering of Buyer's common stock or April 2, 1997

Principal Payments:     Repayable at any time at option of Buyer

Guaranty:               Obligations to be guaranteed by entity owning Assets, if
                        not the issuer.

Other customary provisions to be agreed.

                                    EXHIBIT D

         See pages F-26 through F-37 of the S-1 Registration Statement filed on December 24, 1996.

                                    EXHIBIT E

                            NON-COMPETITION AGREEMENT

          This Non-Competition Agreement is executed and delivered by Villazon & Company, Inc., a Florida corporation (collectively with any and all subsidiaries, the "Seller"), for the benefit of General Cigar Co., Inc., a Delaware corporation ("Buyer"), this ___ day of January 1997. This Non-Competition Agreement is made in connection with the closing under that certain Asset Purchase Agreement, dated as of December __, 1996, between Buyer and seller (the "Purchase Agreement"), and capitalized terms used herein and not defined herein shall have the meanings given them in the Asset Purchase Agreement.

                                    RECITALS

          A. Concurrently with the execution and delivery hereof, Buyer and Seller are consummating the closing under the Purchase Agreement.

          B. To protect the value of the Assets being purchased by Buyer and the value of the Restricted Business (as defined below), Buyer desires that Seller enter into, and Seller is willing to enter into, the agreements set forth below.

                                    AGREEMENT

          NOW, THEREFORE, as a material inducement to Buyer to purchase the Assets in accordance with the Asset Purchase Agreement and to consummate the other transactions contemplated thereby, the undersigned hereby agree as follows:

          1. Subject only to the exceptions set forth in Section 2 below, for a period of three (3) years following the Closing Date, the Seller shall not engage in the Restricted Business. For purposes of the foregoing, "Restricted Business" shall mean the manufacture and/or sale of cigars of all categories, sizes and prices, whether branded, unbranded or private label, smokers' accessories, cigarettes, pipes, pipe tobacco and the sale of any and all products carrying the trademarked brand names owned by, or licensed to, Seller as carried on by the Seller as of the Closing.

          2. Notwithstanding the foregoing, Seller and its subsidiaries shall not be prohibited from (a) investing in any entity which is directly or indirectly engaged in the Restricted Business, as long as, based upon information available to Seller, less than 25% of the revenues of such entity are attributable to the Restricted Business or (b) investing in equity securities of any publicly traded business organization whose primary business is in the Restricted Business (but without otherwise participating in such business) if such investment in any class of such securities does not exceed 1% of the issued and outstanding shares of such class. In addition, the limitations of Section 1 shall not apply to any investment by Seller and its subsidiaries in equity securities of Buyer or an Affiliate of Buyer.

          3. This Agreement shall be binding on any Person who acquires all or substantially all of the Stock of Seller whether through a sale, merger, consolidation or otherwise.

          4. The undersigned acknowledge and agree that the time, scope and other provisions of this Non-Competition Agreement have been specifically negotiated by sophisticated, commercial parties and specifically hereby agree that such time, scope and other provisions are reasonable under the circumstances. The undersigned further agree that if, at any time, despite the express agreement of the parties hereto, a court of competent jurisdiction holds that any portion of this Non-Competition Agreement is unenforceable because any of the restrictions herein are unreasonable, or for any other reason, the maximum restrictions of time or scope reasonable under the circumstances, as determined by such court, will be substituted for any such restrictions held unenforceable. In the event of breach by any of the undersigned of any provision of this Non-Competition Agreement, the undersigned acknowledge that such breach could cause irreparable damage to Buyer and each of its Affiliates, the exact amount of which may be difficult or impossible to ascertain, and that each of its remedies at law for any such breach may be inadequate. Accordingly, Buyer and each of its Affiliates shall be entitled, in addition to any other rights or remedies existing in its favor, to seek, without the necessity for any bond or other security, specific performance and/or injunctive relief in order to enforce or prevent breach of any such provision.

          5. This Non-Competition Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

          IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Non-Competition Agreement as of the date first above written.


                                       GENERAL CIGAR CO., INC.



                                       By:_______________________
                                          Name:
                                          Title:

                                       VILLAZON & COMPANY, INC.



                                       By:_______________________
                                          Name:
                                          Title:

                                    EXHIBIT F

                       EMPLOYMENT AND CONSULTING AGREEMENT

     EMPLOYMENT AND CONSULTING AGREEMENT made as of January __, 1997 by and among General Cigar Co., Inc., a Delaware corporation ("GCC") with offices at __________________ and __________________ ("Executive") c/o Villazon & Company,
Inc., 25 Parkway, Upper Saddle River, NJ 07458

                              W I T N E S S E T H:

     WHEREAS, GCC simultaneously with the execution of this Agreement is acquiring all of the assets of Villazon, pursuant to an Asset Purchase Agreement dated as of December __, 1996 (the "Purchase Agreement");

     WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement;

     WHEREAS, Villazon is, and has for many years been, engaged in the Business;

     WHEREAS, Executive has been ____________ of Villazon, a principal shareholder of Villazon, has unique experience in all aspects of the Business and is ____________ of the ____________ of Villazon (the "Position");

     WHEREAS, GCC desires to continue the services of Executive in connection with the Business; and

     WHEREAS, Executive is willing to continue to act in the capacities provided for herein.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, the parties agree as follows:

     1. Services. (a) During the Initial Term (hereinafter defined) GCC hereby engages Executive and Executive hereby accepts such engagement, to act as a principal executive of GCC with respect to the Business and to continue to discharge the duties of his Position. During the Initial Term Executive's services shall cover all aspects of the Business relating to his Position and he shall serve on a full time basis as such principal executive subject to the direction of the Board of Directors of GCC.

     (b) Services during Consulting Term. During the Consulting Term (hereinafter defined) Executive shall consult with respect to all aspects of the Business including product development and customer and supplier relations. He shall also at the reasonable request and expense of GCC attend GCC and industry meetings and trade shows. Executive in connection with his duties during the

Consulting Term shall not be required to be away from his principal residence for more than __ days a year.

     (c) Services during Non-Competition Term. During the Non- Competition Term (hereinafter defined) Executive shall provide such advice as shall be required by GCC from time to time and shall on the request of GCC participate not more than __ days a year in the aggregate at trade shows. During the Non-Competition Term Executive's services other than at trade shows shall not require him to travel without his consent.

     2. Term. (a) The Initial Term of this Agreement ("Initial Term") and the engagement of Executive hereunder shall commence as of the date hereof and shall continue (unless sooner terminated as hereinafter provided) for the period from the date hereof to and including the final day of January, 2000. The Consulting Term shall commence the following day and end the final day of January, 2002. The Non-Competition Term shall commence the following day and end the final day of January, 2002, provided, however, that the non-competition obligation hereof shall terminate if there is a default on the Installment Note held by Executive. Term shall mean the period from the date hereof to the final day of January, 2002.

     3. Exclusivity of Services/Trade Secrets. (a) During the Initial Term, Executive will render his services to GCC on an exclusive basis. During the Term Executive shall devote his best efforts to his activities hereunder. During the Initial Term his services hereunder shall require his full time participation at the principal office and manufacturing locations of GCC and Villazon and temporarily at such other locations as GCC may request. Thereafter during the Consulting Term Executive shall devote such time as may be required to fulfill the services required as specified in Section l(b). During the Non-Competition Term the sole required services to be performed shall be those specified in
Section 1(c) hereof.

     (b) Executive shall not, directly or indirectly, during the Term enter into or in any manner take part in or lend his name, counsel or assistance to any venture, business or endeavor, either as proprietor, principal, partner, consultant, advisor, agent or independent contractor or in any other capacity whatsoever including investing in or receiving a royalty or share of the profits or compensation of any nature from any such venture for a purpose competitive with the Business or, to his knowledge, any Affiliate, as defined in the Securities Act of 1933, (an "Affiliate") of GCC during the Term. Ownership, including beneficial ownership by him or his family, of less than 1% of any class of the capital stock of a corporation whose securities are regularly traded on a national securities exchange or in the over-the-counter market provided that no services are rendered to such corporation shall not be deemed to violate this provision.

     (c) Except (i) as specifically authorized in writing by GCC or (ii) in accordance with the proper performance of his duties hereunder Executive agrees that he will not at any time during the Term or thereafter disclose or use any secrets or any confidential and/or proprietary information, knowledge or data pertaining to the Business or other enterprise or business with which he would be prohibited from competing hereunder, including, without limitation, the Business processes, trade secrets, tobacco purchasing sources, methods, customer lists, know-how, machines, manufacturing procedures, tobacco blends or flavorings of GCC or the Business.

     (d) Executive shall not at any time during the Term or thereafter seek to hire for any purpose any person employed by Villazon or GCC within the last 36 months or at any time during the Term.

     (e) It is the intention of GCC to make the covenants of this Agreement binding only to the extent that it may be lawfully done under existing applicable laws. In the event that any part of any covenants contained in this Agreement is determined by a court of law to be overly broad, thereby making the covenants unenforceable, the parties hereto agree, and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant, and that as so modified the covenant shall be as fully enforceable as set forth herein by the parties themselves in the modified form.

     (f) Executive consents and agrees to the enforcement of this Agreement by GCC, upon determination of a breach hereof, by means of a temporary and/or permanent injunction and/or decree of specific performance issued by any court having jurisdiction thereof. The undertakings and agreements by Executive herein shall not be construed as any limitation upon the enforcement of this Agreement and such remedies, including damage awards, shall be cumulative and in addition to any other rights or remedies which GCC may have at law or in equity.

     4. Compensation. During the Initial Term GCC shall pay Executive, bi-weekly, $250,000 per year [$200,000 Mr. Gonzalez]. For purposes of this Agreement such amount shall be treated, although actually paid as provided in the first sentence of this Section, as earned as follows: $_______ per year during the Initial Term and the first two years of the Consulting Term for services, and ___ per year for the remainder of the Term. In addition, Executive shall receive $_________ per year for the entire Term for the Section 3 restriction provided herein. No other payments shall be due hereunder. Executive upon appropriate accounting shall be reimbursed for his reasonable expenses in providing services hereunder.

     5. Options. Executive shall be entitled to receive options for a number of shares of common stock of GCC with an exercise price equal to [% of $1 million]. The terms and conditions of such opinions, including exercise price and vesting date, shall be the same as the options granted to other GCC officers.

     6. Representations and Warranties. GCC represents and warrants to Executive that this Agreement has been duly authorized, executed and delivered by GCC and constitutes a legal, valid and binding obligation of GCC.

     7. Representations, Warranties and Agreements of Executive. Executive represents and warrants to GCC that this Agreement has been duly authorized, executed and delivered by Executive and constitutes a legal, valid and binding obligation of Executive. Executive represents and warrants that neither the execution and delivery of this Agreement, nor his performance hereunder will violate any agreement, arrangement or duty to which he is subject, and agrees to hold GCC harmless from any loss, cost or expense arising from any litigation or threatened litigation relating to his engagement hereunder.

     8. Termination of Employment. Executive's employment hereunder may be terminated for (i) death or incapacity to provide full services hereunder either for a consecutive three-month period or for an aggregate of four months in any nine-month period; (ii) material breach of fidelity or loyalty to GCC, or dishonesty in any material transaction with GCC; (iii) failure or refusal to perform expected functions of a principal executive on behalf of GCC during the Initial Term including all services or duties provided for pursuant to Section 1(a) or his reduced duties during the rest of the Term; and (iv) the knowing and willful engaging by Executive in material misconduct injurious to GCC monetarily or otherwise. Termination of this Agreement pursuant to this Section shall result in the forfeiture by Executive of all compensation not paid hereunder as of the date of termination and such other damages and other remedies as may be appropriate. All duties of Executive under Section 3 hereof shall survive any termination of this Agreement.

     9. Waivers and Modifications. No waiver by any of the parties hereto of any breach by the other of any provision hereof shall be deemed to be a waiver of any later or other breach hereof, or as a waiver of any such or other provision of this Agreement. This Agreement sets forth all of the terms of the understandings among the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing among the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

     10. Employee Benefits. Executive shall be entitled to continue to receive such employee benefits and perquisites as currently received by him. Executive shall also participate in GCC's stock option plan as set forth in paragraph 5 hereof, incentive compensation plan and such other employee benefit plans as may be generally available to executives of GCC.

     11. Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the parties hereto and his or its successors and assigns. The rights, duties and obligations of Executive hereunder may not be assigned under any circumstances.

     12. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and all parties hereto consent to jurisdiction in the New York State Courts and to service of process by certified mail.

     13. Miscellaneous. The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written.

                                       [EXECUTIVE]



                                       By:__________________________________


                                       GENERAL CIGAR CO., INC.



                                       By:__________________________________